As filed with the Securities and Exchange Commission on May 9, 1997
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REGISTRATION STATEMENT
                                  ON FORM SB-2
                        UNDER THE SECURITIES ACT OF 1933

                       -----------------------------------

                         SALIVA DIAGNOSTIC SYSTEMS, INC.
--------------------------------------------------------------------------------
           (Name of Small Business Issuer as Specified in its Charter)

                                    Delaware
--------------------------------------------------------------------------------
                            (State of Incorporation)

                                      3841
--------------------------------------------------------------------------------
               (Primary Standard Industrial Classification Code Number)

                                   91-1549305
--------------------------------------------------------------------------------
                       (IRS Employer Identification Number

                              11719 NE 95th Street
                           Vancouver, Washington 98682
                                 (360) 696-4800
--------------------------------------------------------------------------------
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                         Kenneth J. McLachlan, President
                         Saliva Diagnostic Systems, Inc.
                              11719 NE 95th Street
                           Vancouver, Washington 98682
                                 (360) 696-4800
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send a copy of all communications to:

                               LaDawn Naegle, Esq.
                                 Bryan Cave LLP
                              700 13th Street, N.W.
                              Washington, DC 20005
                                 (202) 508-6000

================================================================================

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this form is registering additional securities pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering [ ].

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

                                    CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
                                                              Proposed            Proposed
   Title of each                                               maximum             maximum
class of securities                       Amount to be    offering price per      aggregate           Amount of
 to be registered                          registered          unit (1)       offering price (1)  registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share  1,668,500 shares       $1.45             $2,419,325            $733.13
------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices for the Common Stock on May 8, 1997 as reported by NASDAQ.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                         SALIVA DIAGNOSTIC SYSTEMS, INC.

                        1,668,500 SHARES OF COMMON STOCK

     Saliva Diagnostic Systems, Inc. (the "Company") is registering 1,668,500 shares of common stock, $.01 par value (the "Common Stock"), which include (i) 1,578,948 shares which may be issued upon the conversion of $1,500,000 in principal amount of the Company's 7.5% Convertible Debentures due February 28, 1999 (the "Debentures"); and (ii) 89,552 shares which may be issued upon the exercise of warrants granted to Grayson & Associates, Inc. (the "Grayson Warrants"). All of the Common Stock offered hereby is being offered for the account of certain shareholders of the Company which acquired their securities in certain private placements conducted by the Company. See "Selling Shareholders" and "Description of Securities." The Company will not receive any of the proceeds from the sale of the Common Stock being offered hereby (the "Offering").

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

                              ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is May __, 1997

                              ---------------------

                                                           Proceeds to
                           Price to Public(1)      Selling Shareholders(1)(2)
                           ------------------  ---------------------------------

Per share of Common Stock  $                   $

Total                      $                   $

---------------

(1) Estimated based upon the average of the high and low sales prices for the Common Stock on May __, 1997 as reported by NASDAQ.

(2) The expenses of the Offering are estimated to be approximately $40,000, all of which will be paid by the Company. Regular brokerage commissions and other expenses, including expenses of counsel, if any, for the Selling Shareholders, will be paid by the Selling Shareholders.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's regional offices at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604; Room 1028, 7 World Trade Center, New York, New York 10007; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains an internet web site that contains reports, proxy statements and other materials filed electronically by the Company through the Commission's Electronic Data, Gathering, Analysis and Retrieval (EDGAR) system. This web site can be accessed at http://www.sec.gov.

         The Company furnishes Annual Reports to the holders of its securities which contain financial information which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                      INFORMATION INCORPORATED BY REFERENCE

         The Company will furnish, without charge, to each person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of any documents which may have been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus incorporates by reference). Requests for such documents should be directed to Shareholder Relations, Saliva Diagnostic Systems, Inc., 11719 NE 95th Street, Vancouver, Washington 98682; telephone number (360) 696-4800.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

         Saliva Diagnostic Systems, Inc., a Delaware corporation (the "Company") is primarily engaged in the development, manufacturing and marketing of rapid in vitro assays for use in the detection of infectious diseases and other conditions, proprietary specimen collection devices and other diagnostic devices. The Company has a limited operating history and has incurred significant operating losses to date.

         The Company has two categories of products: medical specimen collection devices and rapid antibody immunoassays. The Company's product, Omni-SAL, an on-site, easy-to-use medical collection device, utilizes saliva as a diagnostic tool to detect the presence of the HIV virus, other infectious diseases and nicotine. The Company manufactures Omni-SAL through its foreign subsidiary in Singapore and distributes Omni-SAL to customers located outside the United States. The Company's other collection devices include Saliva Sampler, which is used to collect saliva specimens, and Omni-SWAB, a serrated cotton swab with an injectable head, which can be used to collect various body fluids and cells, primarily for the purposes of DNA identification. See "The Company -- Products."

         The Company has developed rapid immunoassays for the detection of antibodies to selected pathogens, such as the HIV virus, and Helicobacter pylori, a bacteria linked to peptic ulcers and gastric cancer. The Company's immunoassays are designed to require only a few simple steps to use and to provide accurate results in minutes. To date, the Company has developed three rapid HIV tests: Sero.Strip HIV, Hema.Strip HIV and Saliva.Strip HIV and a rapid
H. pylori test: StatoSimple. The Company has under development several rapid tests for hepatitis. See "The Company -- Products."

         The Company is currently marketing its medical specimen collection devices (Omni- SAL, Saliva.Sampler and Omni-Swab) in many countries and is currently marketing two of its three HIV rapid tests (Sero.Strip HIV and Hema.Strip HIV) outside the United States. These HIV rapid tests are not yet approved for marketing in the United States. The Company believes Saliva.Strip HIV and Stat.Simple will be ready for marketing outside the United States in 1997. See "The Company - Marketing, Sales and Distribution."

         The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992 the Company merged with and into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its common stock in March 1993. Unless otherwise indicated, all references to the Company include the Company and its wholly owned subsidiaries, SDS International, Ltd., Saliva Diagnostic Systems (Asia) Ltd. and Saliva Diagnostic Systems (Singapore) Pte.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE STATEMENTS RELATING TO DEVELOPMENT OF NEW PRODUCTS, THE ABILITY TO OBTAIN NEW DISTRIBUTION AGREEMENTS AND INCREASE DISTRIBUTION FOR PRODUCTS UNDER EXISTING DISTRIBUTION AGREEMENTS, APPROVAL OF THE COMPANY'S PRODUCTS AS AND WHEN REQUIRED BY THE FOOD AND DRUG ADMINISTRATION ("FDA") IN THE UNITED STATES AND SIMILAR REGULATORY BODIES IN OTHER COUNTRIES, AND THE SCALE-UP OF MANUFACTURING IN THE UNITED STATES. THESE FORWARD- LOOKING STATEMENTS ARE SUBJECT TO THE BUSINESS AND ECONOMIC RISKS FACED BY THE COMPANY AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "THE COMPANY" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" BELOW.

                                  THE OFFERING

Securities Offered .................... 1,668,500 shares of Common Stock.
                                        See "Description of Securities."

Common Stock outstanding after the
  Offering(1) ......................... 23,709,285

Risk Factors .......................... The securities offered hereby involve a high degree of risk and should not be
                                        purchased by investors who cannot
                                        afford the loss of their entire
                                        investment. See "Risk Factors."

NASDAQ symbol ......................... Common Stock - SALV

---------------

(1) Estimated. Does not include (i) 392,250 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's Stock Option Plans (the "Stock Option Plans"), (ii) 153,500 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Stock Option Plans, and (iii) 2,933,500 shares of Common Stock reserved for issuance upon exercise of other warrants and options.

                          SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

                               Balance Sheet Data

                                           December 31, 1996  December 31, 1995
                                           -----------------  -----------------
Working capital (deficit) ...............  $         336,302  $        (290,228)
Total assets ............................  $       2,178,201  $       4,358,458
Total liabilities .......................  $       1,017,569  $       3,381,147
Shareholders' equity ....................  $       1,160,632  $         977,311

                              Income Statement Data

                                                  Year Ended December 31
                                           ------------------------------------
                                                  1996               1995
                                           -----------------  -----------------
Net revenues ............................  $         715,780  $         522,814
Net (loss) ..............................  $      (5,152,399) $      (4,597,770)
Net (loss) per common share .............  $           (0.26) $           (0.46)
Weighted average number of
  common shares outstanding .............         20,100,000          9,900,000

         The Common Stock is traded in the over-the-counter market under the NASDAQ symbol SALV. The closing bid and ask prices of the Common Stock on May ___, 1997 as reported by NASDAQ were $_______ and $_______, respectively.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

         1. Limited Operating History. Since July 1990, the Company has been engaged primarily in research and development activities focused on developing proprietary collection devices and rapid assays. To date, sales of the Company's products have been to a limited customer base. The Company has a limited operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a continually evolving, heavily regulated industry, characterized by an increasing number of market entrants and intense competition, as well as the risks, expenses and difficulties encountered in the shift from development to commercialization of new products based on innovative technology. There can be no assurance that the Company will be able to implement successfully its marketing strategy, obtain necessary regulatory approval, generate increased revenues or ever achieve profitable operations.

         2. Significant Operating Losses; Accumulated Deficit; Explanatory Paragraph in Report of Independent Certified Public Accountants. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $21,914,246 and $16,761,847 at December 31, 1996 and 1995, respectively, and a shareholders' equity of $1,160,632 and $977,311 at December 31, 1996 and 1995, respectively. The Company has incurred additional losses through the date of this Prospectus. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern.

         3. Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities and on a public offering of securities in March 1993 to fund such requirements. The Company is dependent upon its other efforts to raise capital resources, including proceeds received from the exercise of warrants, to finance the costs of manufacturing, marketing and conducting clinical trials and submissions for FDA approval of its products and continuing the design and development of the Company's new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources currently available to the Company. There can be no assurance that the Company will be able to obtain additional capital resources necessary to permit the Company to implement or continue its programs. There can be no assurance that such financing will be available on commercially reasonable terms or at all. It is not anticipated that any of the officers, directors or shareholders of the Company will provide any portion of the Company's future financing requirements. Any additional equity financing may involve substantial dilution to the interests of the Company's shareholders, which dilution has periodically occurred in the past.

         4. Uncertain Acceptance of Saliva-Based Tests and Rapid Tests as Diagnostic Tools. The human specimens traditionally used for the diagnostic testing and quantitative measurement of most physiologically active substances, drugs and toxins in the body, are blood and urine. Substantially all of the assay-based diagnostic test kits currently available were approved by the FDA for use with these testing specimens. Political and social factors may create impediments to the use of rapid tests as diagnostic tools. These factors include whether certain diagnostic tests, such as HIV antibody tests, should be conducted without trained specialists and whether rapid tests in nontraditional testing environments will lead to invasions of privacy. Although the Company acknowledges the existence of such considerations, it is committed to developing rapid testing devices as useful diagnostic tools. Limitations on the Company's ability to market rapid tests caused by political and social factors could have a material adverse effect on the Company's operations.

         5. Uncertainty of New Product Development. The design and development of the Company's rapid testing platforms in their current designs have been completed and limited revenues have been generated from sales thereof. The Company will be required to devote considerable additional efforts to finalize the evaluation of its products. Satisfactory completion of development, testing, evaluations, obtaining regulatory approvals and achieving sufficient production levels of such products will be required prior to their being available for commercial sale. The Company's products remain subject to all the risks inherent in the introduction of new diagnostic products, including unanticipated problems, as well as the possible insufficiency of funds to continue design and development which could result in abandonment of or substantial change in the design or development of such products. There can be no assurance that such products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

         6. Competition. The market in which the Company, saliva and blood-based collection and diagnostic testing, is highly competitive. The Company is aware of certain entities, including ChemTrak, Inc., Epitope, Inc., Quidel, Inc. and Trinity Biotech, plc and specialized biotechnology firms, as well as universities and other research institutions, which have developed or are developing technologies and products which are competitive with Omni-

SAL and the Company's products under development. Many of these competitors are established and have substantially greater research, marketing and financial resources than the Company. The Company expects that the number of products competing with its products will increase as the perceived benefits of saliva-based testing become more widely recognized. There can be no assurance the Company will be able to compete successfully.

         7. Technological Change and Risk of Technological Obsolescence. The biotechnology industry, and, in particular, saliva and blood-based diagnostic testing, is subject to rapid and significant technological change. There can be no assurance that the Company's competitors will not succeed in developing technologies and products relating to the collection of saliva for diagnostic testing prior to the Company or that they will not develop technologies and products that are more effective than any which have been or are being developed by the Company. In addition, the diagnostic products market is characterized by changing technology and developing industry standards sometimes resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will be dependent on its introducing products to the marketplace in a timely manner and enhancing and improving such products. There can be no assurance that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

         8. Government Regulation. The development, manufacture and sale of the Company's products in the United States are subject to regulation by the FDA and other governmental agencies. The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any of the Company's products will be approved by the FDA or other regulatory agencies. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of the Company's products and the ability of the Company to generate product revenues therefrom. The Company is subject to regulation in certain foreign markets. There can be no assurance that regulatory approvals for any of the Company's products will be obtained in a timely manner, or at all. See "The Company - Regulation."

         9. Risks Related to Foreign Activities. The Company and its manufacturers may be subject to various import duties imposed by foreign governments applicable to both finished products and components and may be affected by various other import and export restrictions or duties as well as other developments having an impact upon international trade. These factors could, under certain circumstances, have an impact both on the manufacturing cost and the wholesale and retail prices of such products. To the extent that transactions relating to foreign sales, manufacturing of the Company's products and purchases of components involve currencies other than United States dollars, the operating results of the Company could be adversely impacted by fluctuations in foreign currency exchange rates.

         10. Uncertainty of Market Acceptance; Dependence Upon Third Party Distributors. The Company has limited marketing capabilities and resources. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant funds to inform potential consumers and the public of the perceived benefits of the Company's current and proposed products. Moreover, the Company does not have the financial or other resources to undertake extensive marketing and advertising activities. The Company has recently begun to develop strategic alliances and marketing arrangements, including joint ventures, license or distribution arrangements. The Company's prospects will be significantly affected by its ability to successfully develop and maintain its relationships with its joint venturers, licensors and distributors and upon the marketing efforts of such third parties. While the Company believes that any independent distributors and sales representatives with whom it enters into such arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to those activities generally will be controlled by such entities and not by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to develop and maintain any third party distribution or marketing arrangements or that such arrangements, if established, will result in the successful commercialization of any of the Company's products.

         11. Dependence on Manufacturers. The Company relies on arrangements with third parties for the manufacture of some of its products. Such manufacturers, if located in the United States or if manufacturing products to be sold in the United States, must comply with the FDA's good manufacturing practices ("GMP") and pass pre-approval inspections by the FDA and periodic GMP inspections. There can be no assurance that the Company's manufacturer will continue to comply with GMP, that the Company will be able to locate additional manufacturers that comply with GMP and secure agreements with such manufacturers on terms acceptable to the Company. MML Diagnostic Packaging, Inc. ("MML"), manufactures Omni-SWAB and Saliva Sampler for the Company in the United States. There can be no assurance that MML will be able to meet the Company's requirements. See "The Company - Manufacturing and Supply."

         12. Dependence Upon Third-Party Suppliers. The Company believes that most of the components used in the manufacture of its proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes, however, that certain components are available from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components and the possible inability to secure alternative sources of components could have a material adverse effect on the Company's ability to manufacture its products. In addition, development and regulatory approval of the Company's products in the United States are dependent upon the Company's ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of certain components in their PMAs, if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays. See "The Company - Manufacturing and Supply."

         13. Dependence on Small Number of Customers. The Company derives a large portion of its revenues from sales to a small number of customers. Sales to three customers accounted for approximately 51% of total product revenues in 1996. Sales to two customers accounted for approximately 50% of total product revenues in 1995. The loss of sales to any of the Company's major customers could have a material adverse effect on the Company's financial condition and results of operations. See "The Company - Marketing, Sales and Distribution."

         14. Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Kenneth J. McLachlan, its President, and certain key management and scientific personnel. The loss of Mr. McLachlan's services or the services of other key management or scientific personnel would have a material adverse effect on the Company's business and prospects. Competition among biotechnology companies for qualified employees is intense, and the loss of key personnel or the inability to attract and retain the additional highly skilled employees required for the Company's activities could adversely affect its business. There can be no assurance that the Company will be able to hire or retain such necessary personnel. See "Management."

         15. Uncertainty of Patent Protection; Proprietary Information. The Company has applied for United States patents on certain aspects of its saliva collection and diagnostic testing devices and has been awarded four of these patents. To the extent possible, the Company also anticipates filing patent applications for protection on future products and technology which it develops. There can be no assurance that patents applied for will be obtained, that any such patents will afford the Company commercially significant protection of its technology or that the Company will have adequate resources to enforce its patents. Inasmuch as the Company intends to sell its products in foreign markets, it is in the process of seeking foreign patent protection on its current products and technologies. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products and technologies and the degree of protection afforded. Other companies may independently develop equivalent or superior products and technologies and may obtain patent or similar rights with respect thereto. Although the Company believes that its products and technologies have been independently developed and do not infringe on the patents of others, there can be no assurance that the Company's products and technologies do not and will not infringe on the patents of others. In the event of infringement, the Company would, under certain circumstances, be required to modify its device or obtain a license. There can be no assurance that the Company will be able to do either of the foregoing in a timely manner or upon acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. There can be no assurance that the Company will have the financial or other resources necessary to successfully defend a claim of violation of proprietary rights. See "The Company
- Intellectual Property."

         16. Product Liability; Insurance Coverage. The Company may be exposed to potential product liability claims by consumers. The Company maintains product liability insurance coverage in an amount up to $5,000,000 per occurrence, up to a maximum of $5,000,000 in the aggregate. In the event of a product liability claim, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage could have a material adverse effect on the Company.

         17. Possible Removal of Securities from NASDAQ System; Disclosure Relating to Low-Priced Stocks. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on NASDAQ and the Common Stock could be subject to removal from the NASDAQ system. In order to continue to be included in NASDAQ, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the NASDAQ inclusion requirements or in what are commonly referred to as the "pink sheets". As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were removed from the NASDAQ system, they would be subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, removal from the NASDAQ system, if it were to occur, could affect the ability or willingness of broker-dealers to sell the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. There is no assurance that the Company will continue to remain eligible for continued inclusion of the Common Stock on NASDAQ.

         18. No Dividends. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future.

         19. Significant Outstanding Options and Warrants. As of the date of this Prospectus, there were outstanding (i) stock options to purchase an aggregate of 1,630,750 shares of Common Stock at exercise prices ranging from $0.43 to $5.50 per share; (ii) warrants to purchase 1,380,000 shares of Common Stock which were issued in the Company's initial public offering, are exercisable at $3.00 per share, and expire June 30, 1997 unless extended by the Company; (iii) warrants to purchase 443,552 shares which are exercisable at prices ranging from $1.00 to $4.00 per share; and (iv) $1,500,000 in principal amount of the Company's 7.5% Convertible Debentures due February 28, 1999 (the "Debentures"), which are convertible into shares of Common Stock at a conversion price equal to the lesser of $1.98375 per share or 80% of the market price for a share of Common Stock at the time of conversion. All of the shares of Common Stock which may be issued by the Company in connection with the conversion of the Debentures are being registered under the Registration Statement of which this Prospectus is a part. See "Description of Securities - Debentures."

         To the extent that outstanding options or warrants are exercised, dilution to the Company's shareholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities.

                       GLOSSARY OF CERTAIN TECHNICAL TERMS

AIDS ..................................  Acquired Immunodeficiency Syndrome.
                                         AIDS is caused by the Human
                                         Immunodeficiency Virus, HIV.

ANTIBODY ..............................  A protein which is a natural part of the human immune system produced by
                                         specialized cells to neutralize
                                         antigens, including viruses and
                                         bacteria, that invade the body. Each
                                         antibody producing cell manufactures a
                                         unique antibody that is directed
                                         against, binds to and eliminates one,
                                         and only one, specific type of
                                         antigen.

ANTIGEN ...............................  Any substance which, upon entering the body, stimulates the immune system
                                         leading to the formation of
                                         antibodies. Among the more common
                                         antigens are bacteria, pollens,
                                         toxins, and viruses.

ASSAY .................................  In medicine, a means of measuring a substance of clinical interest. The
                                         results may be either qualitative, as
                                         in "yes/no" (such as pregnant/not
                                         pregnant) or quantitative, as in
                                         determining the number of red blood
                                         cells in a sample.

BIOTECHNOLOGY .........................  The commercial application of bioscience, representing the
                                         disciplines of molecular biology, cell
                                         biology, genetics, enzymology,
                                         immunology, bacteriology, biochemistry
                                         and fermentation processes through the
                                         use of living organisms.

DIAGNOSTIC ............................  Pertaining to the determination of the nature or cause of a disease or
                                         condition. Also refers to reagents or
                                         procedures used in diagnosis to
                                         measure proteins in a clinical sample.

ELISA .................................  Enzyme Linked Immunoabsorbent Assays.
                                         Assays in which an enzyme is employed
                                         to produce a color change indication
                                         for a reaction endpoint.

ENZYME ................................  A protein that facilitates specific chemical reactions.

HIV ...................................  Human Immunodeficiency Virus. HIV
                                         (also called HIV-1), a retrovirus,
                                         causes AIDS. A similar retrovirus,
                                         HIV-2, causes a variant disease,
                                         sometimes referred to as West African
                                         AIDS. HIV infection leads to the
                                         destruction of the immune system.

IMMUNOASSAY ...........................  An assay which exploits antigen-
                                         antibody reactions.

IMMUNOLOGY ............................  The study of immunity to diseases.

IMMUNODIAGNOSTICS .....................  Diagnostic tests which use antigen/
                                         antibody reactions to determine the
                                         presence of a disease, disorder or
                                         condition.

PATHOGEN ..............................  A microorganism or substance which produces a disease.

PROTOCOL ..............................  A procedure pursuant to which an immunodiagnostic test is performed on
                                         a particular specimen in order to
                                         obtain the desired reaction.

REAGENT ...............................  A chemical added to a sample under investigation in order to cause a
                                         chemical or biological reaction which
                                         will enable measurement or
                                         identification of a target substance.

RETROVIRUS ............................  A type of virus which contains the enzyme Reverse Transcriptase and is
                                         capable of transforming infected cells
                                         to produce diseases in the host such
                                         as AIDS.

SENSITIVITY ...........................  Refers to the ability of an assay to detect and measure small quantities of
                                         a substance of interest. The greater
                                         the sensitivity, the smaller the
                                         quantity of the substance of interest
                                         the assay can detect. Also refers to
                                         the likelihood of detecting the
                                         antigen when present.

SPECIFICITY ...........................  The ability of an assay to distinguish between similar materials. The greater
                                         the specificity, the better an assay
                                         is at identifying a substance in the
                                         presence of substances of similar
                                         makeup.

VIRUS .................................  A parasitic microorganism not visible by light microscopy and dependent on
                                         host cells for its reproductive and
                                         metabolic needs.

                                   THE COMPANY

GENERAL

         The Company is primarily engaged in the development, manufacturing and marketing of rapid in vitro assays for use in the detection of infectious diseases and other conditions, proprietary specimen collection devices and other diagnostic devices.

         The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, the Company merged with and into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its common stock in March 1993. In 1994, the Company's 90% owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd. ("SDS Asia"), formed Saliva Diagnostic Systems (Singapore) Pte. ("SDS Singapore"). In 1995, the Company purchased the minority interest (10%) in SDS Asia and the outstanding minority interest (19%) in SDS Singapore. As a result, SDS Asia and SDS Singapore became wholly owned subsidiaries of the Company. Additionally in 1995, the Company purchased the minority interest (10%) in Saliva Diagnostic Systems, UK, Ltd., and as a result this entity became a wholly owned subsidiary of the Company and was renamed SDS International, Ltd. Unless otherwise indicated, all references to the Company include the Company and its wholly owned subsidiaries, SDS International, Ltd., SDS Asia and SDS Singapore. The Company's principal executive offices are located at 11719 NE 95th Street, Vancouver, Washington, 98682.

         The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $21,914,246 at December 31, 1996. Such losses are expected to continue through 1997. The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities and on a public offering of its common stock in March 1993 to fund its capital requirements. The Company is dependent upon its efforts to raise capital to finance the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to design and develop new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources which will be available to the Company. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement or continue its programs, or that such financing will be available on commercially reasonable terms or at all. See Note 2 of Notes to Consolidated Financial Statements.

PRODUCTS

         RAPID IMMUNOASSAYS. The Company continues to develop rapid immunoassays utilizing immunochromatography for the detection of antibodies to selected pathogens, such as the HIV, the virus that causes AIDS, and Helicobacter pylori ("H. pylori"), a bacteria linked to peptic ulcers and gastric cancer.

         The Company's immunoassays are designed to require only a few simple steps and minutes to use. The tests produce visual results in under 20 minutes, and may be used without special equipment, storage or training. The Company's data and independent evaluations demonstrate that its tests are generally equivalent in performance to widely used FDA-licensed tests for HIV.

         The Company's rapid tests utilize a capillary flow assay in which all reagents are provided on solid phases in a dried format (test strip). Buffer solution is introduced after sample collection. The resulting mixture of sample and buffer migrate along the test strip by capillary action, reconstituting a dye conjugate. A red control line will develop at a designated point on the upper portion of the strip if the assay has been performed properly and if all reagents are functionally active. The conjugate binds in the presence of antibodies to pre-applied antigen to form a second red line (positive) at a designated point on the lower portion of the strip. In the absence of specific antibodies, a second line does not develop.

         To date, the Company has developed three rapid HIV tests: Sero.Strip HIV, Hema.Strip HIV and Saliva.Strip HIV, and a rapid H. pylori test:
Stat.Simple. The Company has under development several rapid tests for hepatitis.

         Sero.Strip HIV ("Sero.Strip") analyzes a small amount of serum or plasma to detect HIV antibodies. Sero.Strip is packaged as a multiple-use kit designed for professional health care settings where many patients are tested and specimens may be stored. Results are available in 5 to 15 minutes. The test kit may be stored without refrigeration for up to 18 months after the date of manufacture.

         Hema.Strip HIV ("Hema.Strip") is a single use test kit that collects, processes and analyzes a minute amount of whole blood to detect HIV antibodies. Sample collection requires only a few seconds. The principles used in the Hema.Strip test strip are identical to that utilized in Sero.Strip; however, an added filter traps red blood cells from the whole blood sample permitting the migration of serum to flow onto the strip and negating the need for the user to separate serum from the whole blood sample. The test kit may be stored without refrigeration for up to 18 months after the date of manufacture.

         Saliva.Strip HIV ("Saliva.Strip") is a rapid testing system that collects, processes and analyzes saliva to detect HIV antibodies. Principles of the test strip are similar to that used in Sero.Strip and Hema.Strip. The Company expects to complete development of Saliva.Strip in 1997. The test is currently designed for single use and incorporates Omni-SAL, the Company's saliva collection device. The test is currently designed to obtain results in between 10 and 20 minutes. The Company believes Saliva.Strip's temperature stability is similar to Sero.Strip and Hema.Strip.

         Stat.Simple(R) ("Stat.Simple") is the Company's rapid assay for H. pylori antibody detection. The device is a modification of Hema.Strip HIV and uses whole blood for analysis. Results are available in 5 to 20 minutes. Stat.Simple is currently undergoing pre-clinical data collection in the United States prior to submission for review by the Food and Drug Administration.

         MEDICAL SPECIMEN COLLECTION DEVICES. The Company has commenced production and marketing of three medical specimen collectors: Omni-SAL, Saliva.Sampler and Omni-Swab.

         Omni-SAL is a saliva collection device with a patented volume indicator that is sold to several commercial companies for use with their laboratory assays for the detection of HIV infection and cigarette smoking. It is also used in research to collect saliva samples for studies of infectious diseases such as Hepatitis, tuberculosis, schistosomiasis and leptospirosis.

         Saliva.Sampler is a saliva collection device cleared for marketing in the United States for the collection of saliva samples for purposes not related to HIV testing.

         Omni-Swab is a sample collection device comprised of a serrated cotton swab with an injectable head. It is used to collect various body fluids and cells, primarily for the purposes of DNA identification.

         Saliva Filter is a component of the Omni-SAL and Saliva.Sampler that extracts saliva from the devices' collection pads and also removes debris from the samples. Due to limited production capability, the Company does not currently manufacture Saliva Filter and thus, has elected to use filters of other manufacturers for the Omni-SAL and Saliva.Sampler.

PRODUCT DEVELOPMENT

         The Company is currently engaged in the development of rapid immunoassays to detect antibodies to Hepatitis. In 1996, the Company entered into a codevelopment agreement for rapid hepatitis tests with a European vaccine manufacturer, which supplies antigen to the Company for product development. If a product is ultimately developed, the Company will jointly market such product and share profits on sales with its European partner.

         In 1996, the Company also entered into a development agreement with US Naval Research Unit No. 2 in Bethesda, Maryland to develop rapid tests for certain tropical diseases, including dengue fever, leptospirosis, schistosomiasis, and scrub typhus, to which US Naval personnel are exposed in overseas assignments. Under the agreement, the Company will use antigen supplied by the US Navy to develop the tests, while the Navy will provide laboratory space and staff devoted to the project. When the Company commences work under this development agreement, it is obligated to provide remuneration of up to $19,000 annually to the Navy in exchange for its services.

         The Company has conducted preliminary research that indicates its rapid test format may be expanded to detect other diseases, such as tuberculosis, measles, malaria, rubella, tetanus, herpes, chlamydia, mumps, influenza, parvovirus, pertussis, certain cancers, tumor markers and cardiac disease. Additionally, the Company believes that, in many cases, its tests may be able to use saliva for analysis as well as blood and serum, although research has not been completed on this.

         The Company has received an Investigational Device Exemption for Omni-SAL from the FDA which allows the Company to conduct clinical trials in the United States for the purposes of determining whether Omni-SAL may be used for collecting saliva samples for HIV testing in conjunction with certain laboratory assays. The Company is considering partnering relationships to enable it to pursue such regulatory approval and subsequently to market Omni-SAL in the United States as part of a home collection testing system for HIV infection.

         The Company expended approximately $1,040,000 and $903,000 in research and development costs in fiscal years 1996 and 1995, respectively. See Note 1 of Notes to Consolidated Financial Statements.

MARKETING, SALES AND DISTRIBUTION

         The Company is currently marketing its medical specimen collection devices (Omni-SAL, Saliva.Sampler and Omni-Swab) in many countries and is currently marketing two of its three HIV rapid tests (Sero.Strip HIV and Hema.Strip HIV) outside the United States. These HIV rapid tests are not yet approved for marketing in the United States. The Company believes Saliva.Strip HIV and Stat.Simple will be ready for marketing outside the United States in 1997.

         The Company has directed its initial primary marketing and distribution efforts for its HIV-related products to international markets, principally in Asia, Latin America, Eastern Europe, the Middle East and Africa. The reported success in 1996 of certain therapies for AIDS and HIV infection, such as protease inhibitors and immune boosters, has caused the Company to include the United States in its primary marketing strategy. Despite the lower rate of HIV infection in the United States, the Company believes the reported benefits of early medical intervention for those who can afford treatment will spur demand for HIV test products in the United States. Sales of the Company's HIV-related products in the United States are subject to obtaining FDA approval. See "Manufacturing and Supply" and "Regulation--Domestic Regulation." The Company intends to file applications for approval of its HIV products with the FDA in 1997, and is seeking an alliance with a strategic partner for marketing and distribution of such products in the United States.

         For international distribution of its products, the Company's strategy has been to form direct relationships with in-country distributors of medical products for both distribution and assistance in obtaining local regulatory approval. This strategy proved satisfactory in smaller countries and in Brazil and Russia but was less so in other markets, such as China, Thailand and Mexico. In 1996, the Company appointed its first Sales and Marketing Director to represent the Company internationally.

         In March 1994, the Company granted a non-exclusive, worldwide license to Orgenics, Ltd., an Israeli corporation ("Orgenics"), pursuant to which Orgenics may make or have made diagnostic products incorporating the Company's Omni-SAL technology, and may use, sell, or license such products worldwide (the "License Agreement"). The License Agreement expires the later of January 31, 2111 or the date on which any patents for the Omni-SAL technology expire. Orgenics has paid the Company an initial licensing fee of $200,000 and will pay 4% royalties on sales of Orgenics' products which incorporate the Company's Omni-SAL technology. In the event the Company ceases production of Omni-SAL, Orgenics has the option, pursuant to the License Agreement, to purchase from the Company the molds and equipment necessary to produce Omni-SAL and would thereafter pay to the Company 6% royalties on sales of Omni-SAL products produced and sold by Orgenics. The Company understands that Orgenics is not currently exploiting its rights under the Company's license.

         In January 1997, the Company signed a letter of intent to enter into a distribution agreement with BioChem ImmunoSystems, Inc., a division of BioChem Pharma, Inc., a Montreal-based conglomerate with significant international sales in infectious disease therapies and diagnostics, for international distribution of the Company's rapid tests for HIV infection. BioChem ImmunoSystems, Inc. is a Canadian research and development organization specializing in the manufacture of diagnostic products and is an international distributor of diagnostic products.

         In November 1996, the Company signed a letter of intent to enter into a distribution agreement with another Canadian company, Advanced Pathology Services Canada, Inc. ("APS Canada"), for distribution of the Company's products in selected geographic regions outside the United States. APS Canada is a division of The APS Group of Companies, based in London, England. APS Canada provides specialized human and veterinary medical testing services and maintains a laboratory exclusively devoted to saliva testing.

         In a separate letter of intent, BioChem ImmunoSystems Inc. and APS Canada agreed to coordinate their distribution efforts for the Company's products and to assist the Company in obtaining regulatory approvals for its products in each of their respective distribution territories.

         The Company has submitted certain of its products for evaluation to the World Health Organization ("WHO"), a division of the United Nations that maintains an inventory of medical goods for impoverished nations and non-governmental health organizations. Certain smaller countries without their own regulatory agencies rely on results of WHO evaluations as part of their approval of products for use and sale in their countries. In 1996 the Company bid for a contemplated bulk purchase by WHO of the Company's Sero.Strip HIV. In April 1997, WHO notified the Company that it is one of three companies from which WHO may make bulk purchases of rapid tests during the year ending February 28, 1998.

         Sales to three customers, Fitzco, Inc., Osborn Laboratories and Beacon Diagnostics, Inc. accounted for 21%, 19%, and 11% respectively, of total product sales in 1996. Sales to Fitzco, Inc. and Osborn Laboratories accounted for 50% of total revenues in 1995. The loss of sales to Fitzco, Inc., Osborn Laboratories and Beacon Diagnostics, Inc. could have a material adverse effect on the Company's financial condition and results of operations. See Note 10 of Notes to Consolidated Financial Statements.

         The Company has limited marketing resources. Achieving market acceptance will require substantial marketing efforts and capabilities. The Company relies in large part on forming partnerships with other companies for marketing and distribution of its products. There can be no assurance that the Company will form alliances with potential distributors or that these distributors will be successful in promoting the Company's products.

MANUFACTURING AND SUPPLY

         Omni-SAL is manufactured and distributed from the Company's manufacturing facility in Singapore, while Omni-Swab and Saliva.Sampler are manufactured at MML Diagnostic Packaging, Inc. ("MML") in the United States and distributed by the Company. Sero.Strip HIV and Hema.Strip HIV are also manufactured and distributed from the Company's facility in Singapore. Manufacturers, if located in the United States or if manufacturing products which are to be sold in the United States, must comply with the FDA's good manufacturing practices ("GMP") and pass pre-approval inspections by the FDA and periodic GMP inspections. The Company has been advised by MML that MML is in compliance with GMP and other FDA regulations.

         The Company believes that most components used in the manufacture of its current and proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes, however, that certain components are available only from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components.

         In 1996, the Company began to design and build equipment for automated production of its rapid tests at its Vancouver, Washington facility in the United States. The Company believes such equipment will be fully installed and functioning by May 1997, and believes it can reach full capacity of an estimated three to six million tests manufactured per year (depending upon demand for the products and the number of work shifts) later in 1997. The Company believes it will be able to increase its capacity further if needed. The Company is required to meet certain conditions, including compliance with FDA requirements (such as GMP), in order to manufacture its tests at its Vancouver facility and to export its products from there. The Company is currently addressing compliance with those requirements.

         As a result of the Export, Reform and Enhancement Act of 1996, a company may manufacture products that have not yet received FDA approval for sale in the United States within the United States for export to regions outside the United States as long as such products have been approved by a country designated by the FDA to be a "Tier One" country. In order for the Company to export its HIV test products from its Vancouver facility to countries outside the United States, the Company must obtain approval of its product from a Tier One country and then must notify the FDA of such approval and of all intended countries of export. The Company believes it can obtain such approval for its Omni-SAL and Sero.Strip products which have already been approved in England, an FDA-designated Tier One country. The Company has also recently submitted Hema.Strip for approval in England.

         In addition, the Company's manufacturing facility will be subject to FDA regulations for GMP. If these conditions are met, the FDA will allow the Company to export the medical device to countries outside the United States. Additionally, the Company may be required to obtain permits in the countries where the products are intended for distribution. Approval pursuant to the Export, Reform and Enhancement Act of 1996 does not allow the Company to sell those products within the United States. The Company must obtain separate FDA approvals for sales within the United States. See "--Regulation --Domestic Regulation."

REGULATION

         DOMESTIC REGULATION

         FOOD AND DRUG ADMINISTRATION. In the United States, under the Federal Food, Drug, and Cosmetics Act (the "FDC Act"), the FDA regulates all aspects, including manufacture, testing, and marketing of medical devices that are made or distributed domestically. The Company's domestically made and/or distributed products have received FDA clearance for domestic distribution for certain limited purposes. These include Omni-Swab and Saliva.Sampler. See also "Manufacturing and Supply." The Company has not yet initiated activities for FDA approval of its products that are manufactured and distributed outside the United States.

         All medical devices are categorized by the FDA as Class I, Class II, or Class III. Class I devices are subject only to general control provisions of the FDC Act, such as purity, labeling and GMP. Class II devices are required to also ensure reasonable safety and efficacy through performance standards and other controls. Class III devices must, in addition to fulfilling all other provisions of the FDC Act, meet extensive and rigorous FDA standards that may require clinical trials.

         A manufacturer of medical devices which can establish that a new device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not required a premarket approval application ("PMA") can seek FDA marketing clearance for the device by filing a 510(k) Premarket Notification ("510(k) Notice"). The 510(k) Notice may have to be supported by various types of information, including performance data, indicating that the device is as safe and effective for its intended use as a legally marketed predicate device.

         The Company is pursuing several strategies for initiating FDA review of its products not already approved or cleared for domestic distribution. These strategies include alliances with other companies and selling limited licensing rights to the Company's products to companies who agree to seek FDA approval for them. The Company may also directly apply for FDA approval of those products.

         In 1994, the FDA classified Omni-Swab as a Class I medical device. In May 1995, in response to a 510(k) Notice made by the Company, the FDA approved Saliva.Sampler as a Class II device, accepting the Company's contention that, under the 510(k) application guidelines, Saliva.Sampler demonstrated "substantial equivalency" to other non-saliva collection devices already in use for general purposes.

         The Company believes that all of its HIV products would, if submitted to the FDA, fall under the Class III category of medical devices. This includes the Company's saliva collection device, Omni-SAL, if marketed as a specimen collection device for HIV testing. The Company believes its proposed assay for H. pylori, however, could be approved as a Class II device. There is no assurance that the Company's position with respect to these products will prevail with the FDA.

         If human clinical trials of a proposed device are required, and the device presents "significant risk," the manufacturer or distributor of the device will have to file an Investigational Device Exemption ("IDE") with the FDA prior to commencing human clinical trials. The IDE must be supported by data, typically including the results of animal and mechanical testing. If the IDE application is approved, human clinical trials may begin at a specific number of Investigational sites and are limited to the number of subjects approved by the FDA. The Company has generated supporting data for its immunoassays for diseases and conditions such as HIV infection, schistosomiasis and H. pylori.

         In 1994, the FDA granted the Company's request to classify Omni-SAL under the IDE provisions of the FDC Act, allowing the Company to manufacture and distribute Omni-SAL for the limited purpose of demonstrating the efficacy of using saliva as a diagnostic medium for HIV antibody testing.

         In 1995, the FDA authorized the Company to begin clinical trials in the United States to determine whether Omni-SAL could be used as a saliva collection device for HIV testing in conjunction with certain laboratory assays. The Company has not conducted any clinical trials for Omni-SAL in the United States, although preclinical data has been generated for the device in the United States and foreign countries. The Company would be required to use other, FDA- approved confirmatory testing procedures during the trials.

         If and when the Company's products are approved by the FDA, they will be subject to continuing regulation by the FDA and state and local agencies. The FDA has established a number of requirements for manufacturers, including GMP (see discussion above), and requirements regarding labeling and reporting. The failure to comply with these requirements can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on the Company. To date, the Company has not been the subject of any FDA enforcement actions. The FDA also audits clinical studies for compliance with applicable requirements.

         CLINICAL LABORATORY IMPROVEMENT ACT. In 1988, Congress passed the Clinical Laboratory Improvement Act ("CLIA '88"). CLIA '88 greatly expanded the number of laboratories that are subject to regulation. CLIA '88 sets forth performance standards that apply to subject laboratories. In February 1992, final regulations implementing CLIA '88 were issued. The Company believes these complex regulations may have a significant effect on diagnostic testing in the United States.

         While it is difficult to predict the ultimate impact of CLIA '88 on the Company, it is possible that it may make it more costly and difficult for physicians to operate their own office laboratories, resulting in closure of some of these small private laboratories. This may reduce demand for some of the Company's products.

         New guidelines established by the FDA to implement CLIA '88 may also require the Company to generate additional testing data to support a PMA or 510(k) Notice.

         OVERSEAS REGULATION AND DISTRIBUTION.

         Regulatory approval for medical devices vary from country to country. Some countries do not require regulatory approval when registering a product for sale to the private sector. Others rely on evaluations by agencies such as the WHO. The Company has submitted Sero.Strip to WHO for evaluation, and intends to submit its other HIV tests to WHO as well. WHO's evaluation of Sero.Strip has been completed and WHO has found that Sero.Strip meets its standards for rapid test performance.

         The following lists the Company's products, where the products are distributed and where regulatory approval is pending if required.

         1. Omni-SAL is being distributed or has been approved as a sample collection device for HIV testing and other uses in the following countries:
Argentina, The Bahamas, Brazil, Canada, China, Denmark, England, Finland, France, Greece, Ireland, Israel, Luxembourg, Mexico, Malaysia, New Zealand, Norway, Peru, Philippines, Singapore, Switzerland, Thailand and Turkey. The Company has submitted Omni-SAL for approval as a sample collection device for HIV testing and other uses in France and South Africa, and plans to apply for approval in several other European and Middle Eastern nations.

         2. Omni-Swab is distributed in the United States and in many of the countries in which Omni-SAL is distributed.

         3. Saliva.Sampler is distributed mainly in the United States.

         4. Sero.Strip was approved for use and sale in Russia by the Russian Ministry of Health in 1996, and has received a certificate of free sale from Singapore, where it is manufactured, which allows Sero.Strip to be manufactured in Singapore and exported to other countries. Sero.Strip is also approved in the United Kingdom. It is currently being distributed in Brazil, Malaysia and Turkey. Sero.Strip is pending approval (where needed) in other Asian, European and Latin American countries. The Center for Disease Control in Atlanta, Georgia has concluded a preliminary study using Sero.Strip and ordered more of the tests for research use in Atlanta and epidemiological purposes overseas.

         5. Hema.Strip has been approved for use and sale in Russia, is pending approval in India and the United Kingdom, and is being evaluated by several health institutes in Malaysia. In April 1996, Hema.Strip received a certificate of free sale from Singapore. Like Sero.Strip, Hema.Strip can be manufactured in and distributed from Singapore to other countries. The Company intends to submit Hema.Strip for approval in many if not all of the regions where its other products are distributed or pending approval.

         6. Saliva.Strip is in final stages of development in its current form. When completed, the Company intends to submit the device for approval (if needed) and distribution in the same areas where its other products are sold. There is no assurance, however, that any such approvals will be timely obtained or obtained at all.

         7. Stat.Simple is currently undergoing preclinical data collection in the United States prior to its submission for review by the FDA.

COMPETITION

         The saliva and blood-based collection and diagnostic testing market is highly competitive. As the advantages of rapid and saliva-based tests have become apparent, more companies have entered the field, including ChemTrak, Inc., Quidel, Inc., Trinity Biotech plc, Epitope, Inc., and several universities and research institutes. The Company expects that competition will increase as the advantages of saliva-based testing become more widely recognized.

         Many of the Company's competitors are more established, benefit from greater name recognition and have significantly greater financial, technological, production and marketing resources than the Company. The market acceptance of certain competing products that are based on different technologies or approaches could have the effect of reducing the size of the market for the Company's products, resulting in lower prices and erosion of the Company's gross profit.

         In the biotechnology industry, technological change and obsolescence is rapid and frequent. There can be no assurance that the Company can keep pace with such changes or avoid product obsolescence.

INTELLECTUAL PROPERTY

         The Company has applied for patents in the United States and other countries on certain aspects relating to Omni-SAL, a saliva collection device, and Omni-Swab, a medical specimen collection device. To date, nine such patents have been awarded, four in the United States, and five in other countries. Expiration dates for the patents range from 2008 to 2012. The Company intends to seek other patent protections in the United States and other countries for certain aspects relating to its collection devices and rapid test technology. No assurance can be given that patents will be issued to the Company pursuant to its patent applications in the United States and abroad, or that the Company's patent portfolio will provide the Company with a meaningful level of commercial protection.

         The Company also depends on trade secrets and proprietary information to protect much of the technology that it has developed. The Company has entered into confidentiality agreements with its employees, certain third party suppliers, potential customers, joint venture partners, distributors and consultants. Despite such efforts, there can be no assurance that such confidentiality and the protection it may afford can be maintained.

         The Company believes that patent and trade secret protection are important to its business. However, the issuance of a patent and the existence of trade secret protection does not in itself ensure the Company's success. Competitors may be able to produce products competing with a patented Company product without infringing on the Company's patent rights. Issuance of a patent in one country generally does not prevent manufacture or sale of the patented products in other countries. The issuance of a patent to the Company is not conclusive as to validity or as to the enforceable scope of the patent. The validity or enforceability of a patent can be challenged by litigation after its issuance, and if the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. Additionally, trade secret protection does not prevent independent discovery and exploitation of a secret product or technique by other parties.

         A large number of individuals and commercial enterprises seek patent protection for technologies, products and processes in fields related to the Company's area of product development. To the extent such efforts are successful, the Company may be required to obtain licenses in order to accomplish certain of its product strategies. There can be no assurance that such licenses will be available to the Company or available on acceptable terms. The Company is aware of certain filed patents issued to developers of diagnostic products with potential applicability to the Company's diagnostic technology. There can be no assurance that the Company would prevail if a patent infringement claim were to be asserted against it.

EMPLOYEES

         As of December 31, 1996, the Company employed forty full-time persons, including eight engaged in research and development, three in regulatory affairs, sixteen in manufacturing, four in sales and marketing, and nine in administration. None of the Company's employees are covered by collective bargaining agreements, and the Company believes its relations with its employees are good.

PROPERTIES

         The Company's executive offices and laboratory facility are located at 11719 NE 95th Street, Vancouver, Washington in an approximately 10,500 square foot facility. The premises are occupied pursuant to a lease with an unaffiliated party which expires in August 2002.

         The Company leases from an unaffiliated party approximately 4,500 square feet in Singapore which it uses for offices and manufacturing facilities. The lease, which was set to expire in June 1997, has been extended to May 1998.

LEGAL PROCEEDINGS

         Hardy v. Saliva Diagnostic Systems, Inc., Ronald L. Lealos, Eugene Seymour and Richard S. Kalin, was filed in United States District Court, District of Connecticut in August 1994 by Luc Hardy, a former director and officer of the Company. The complaint alleges several causes of action against the Company and individual defendants, including former directors and officers of the Company, including breach of Mr. Hardy's employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices. The complaint seeks damages and punitive damages in an unspecified amount. The Company believes this complaint is without merit as it believes Mr. Hardy was terminated for cause. The Company intends to vigorously defend itself. Discovery has been completed and a motion to dismiss various aspects of the complaint, and all claims against the individual defendants, is now pending.

         Meritxell Ltd. v. Saliva Diagnostic Systems, Inc., filed in the United States District Court for the Southern District of New York, involves a dispute with respect to the conversion rate of a convertible debenture issued to Meritxell by the Company. The Company believes the suit is without merit inasmuch as it believes the plaintiff failed to comply with the terms of the convertible debenture at the time of conversion. Plaintiff is seeking damages in an unspecified amount. Discovery is ongoing and management of the Company intends to vigorously defend the Company.

         In January 1997, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County, Washington by Ronald Lealos, the former Chief Executive Officer of the Company. The complaint in the lawsuit alleged various breach of contract claims. This lawsuit was recently dismissed without prejudice as a prerequisite to a settlement agreement between Mr. Lealos and the Company currently in the process of being documented.

         Other than that set forth above, to the best knowledge of the Company, no other material legal proceedings are pending or have been threatened.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

         Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $21,914,246 at December 31, 1996. Such losses are expected to continue through at least 1997. There can be no assurance that the Company will achieve or maintain profitability in the future. The Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern. See "The Company -- General" and Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

         REVENUES. The Company's revenues consist primarily of product sales and license revenue. Revenues from product sales increased 37% to $715,800 in 1996 from $522,800 in 1995. The increase in product sales revenue was primarily attributable to increased sales of Omni-SAL, Omni-Swab, Sero.Strip HIV and Hema.Strip HIV. License revenue decreased to $25,000 in 1996 from $60,000 in 1995. The decrease in license revenue was attributable to fewer licensing agreements in 1996.

         COST OF PRODUCTS SOLD. Costs of products sold increased to $472,100 (66% of product sales) in 1996 from $149,600 (29% of product sales) in 1995. Cost of products sold increased as a percentage of product sales resulting from additional costs to produce the products.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development ("R&D") expenses increased 15% to $1,040,000 in 1996 from $903,000 in 1995, primarily as a result of expanded R&D for product development for Saliva.Strip HIV, Stat.Simple (a H.pylori rapid test) and rapid tests for hepatitis.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased slightly to $3,911,600 in 1996 from $3,608,400 in 1995, primarily as a result of increased workforce and facilities.

         INTEREST EXPENSE AND LOAN FEES. Interest expense and loan fees decreased to $28,000 in 1996 from $557,700 in 1995, primarily as a result of the Company engaging in fewer financial loan transactions requiring fees and interest.

         INCOME TAXES. The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized. See Note 7 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, the Company has financed its capital requirements through proceeds from its public offering of stock in March 1993 and the exercise of common stock purchase warrants pursuant to such offering, proceeds from private sales of convertible debentures in 1992 through 1995 and 1997, proceeds from private placements of common stock in 1994 and 1995, and the exercise of common stock purchase warrants and stock options in 1996.

         Cash used in operating activities in 1996 was $4,065,470. This was primarily a result of a net loss of $5,152,399, and adjustments for depreciation and amortization and the write-off of goodwill. See Note 3 of Notes to Consolidated Financial Statements.

         Cash used in investing activities in 1996 was $453,400. This was primarily a result of the placement of restricted cash as collateral for bank borrowings, and purchase of manufacturing equipment. The Company has no material commitments for the capital expenditures at December 31, 1996.

         Cash provided by financing activities in 1996 was $2,607,000. This was primarily a result of proceeds of $2,547,400 from the exercise of options and warrants to purchase common stock.

         In 1995, the Company purchased the minority interest in its 90% owned subsidiary, SDS Asia and the minority interest in SDS Asia's 83% owned subsidiary. Excess purchase price over net assets acquired of $600,000 was recorded. At December 31, 1996, the Company recorded a charge of $540,000, which represented the balance of the goodwill associated with this transaction. See
Note 3 of Notes to Consolidated Financial Statements.

         The Company's capital requirements have been and will continue to be significant. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business. The Company currently has an accumulated deficit due to its history of losses. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products.

         In March 1997, the Company raised net proceeds of $1,370,000 from the private sale of $1,500,000 in principal amount of the Company's 7.5% Convertible Debentures due February 28, 1999 (the "Debentures"), in a offering conducted pursuant to Regulation D. Holders of the

Debentures have the right to convert up to (i) 33 1/3% of the Debentures at any time from and after June 10, 1997, (ii) 66 2/3% of the Debentures at any time from and after July 9, 1997 and (iii) 100% of the Debentures at any time from and after August 8, 1997. The number of shares of Common Stock issuable upon conversion is determined by the conversion price defined in the Debentures as the lesser of 115% of the market price for a share of Common Stock at the time of issuance of the Debenture (i.e., $1.98375 per share) or 80% of the market price for a share of Common Stock at the time of conversion of the Debenture. The Debentures are redeemable by the Company in certain circumstances. See "Description of Securities - Debentures."

         The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the United States, the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with certainty.

                      MARKET FOR REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

         The Common Stock is quoted on the NASDAQ Small Cap Market under the symbol "SALV." The following table sets forth the high and low bid quotations as reported by the NASDAQ Small Cap Market for the periods indicated. The market quotations represent prices between dealers, do not include retail markup, markdown or commissions, and may not represent actual transactions.

                                                              High        Low
                                                            ---------  ---------
1996
----
First Quarter ............................................  $    2.44  $    0.47
Second Quarter ...........................................       5.00       1.63
Third Quarter ............................................       3.13       1.31
Fourth Quarter ...........................................       2.34       1.06

1995
----
First Quarter ............................................  $    2.88  $    0.56
Second Quarter ...........................................       4.13       2.31
Third Quarter ............................................       4.50       2.81
Fourth Quarter ...........................................       3.19       0.69

         Warrants to purchase 1,380,000 shares of Common Stock at $3.00 per share, which expire on June 30, 1997 unless extended by the Company, trade on the NASDAQ Small Cap Market under the symbol "SALVW".

         There were approximately 401 shareholders of record of Common Stock at March 15, 1997. The Company believes there are approximately 9,148 beneficial owners of Common

Stock. There were no cash dividends declared or paid in fiscal years 1996 or 1995. The Company does not anticipate declaring such dividends in the foreseeable future.

         If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on NASDAQ and the Common Stock could be subject to removal from the NASDAQ system. Trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the NASDAQ listing requirements or in what are commonly referred to as the "pink sheets". As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were removed from the NASDAQ system, they would be subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, removal from the NASDAQ system, if it were to occur, could affect the ability or willingness of broker-dealers to sell the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

                                   MANAGEMENT

         The names, ages and positions of the Company's directors and executive officers are as follows:

Name                    Age            Current Position(s) with Company
--------------------------------------------------------------------------------

Kenneth J. McLachlan     50     Director, President, Chief Executive Officer and
                                Chief Financial Officer

David Barnes             52     Director and Managing Director of SDS
                                International, Ltd.

Hans R. Vauthier         72     Director
Michael A. Grant         52     Vice President, Operations

         Kenneth J. McLachlan has served on the Board of Directors since December 1995. In December 1996, Mr. McLachlan was appointed by the Board to serve as the Company's President and Chief Executive Officer. Mr. McLachlan has served as the Company's Chief Financial Officer since June 1996. In 1993, Mr. McLachlan founded an international finance and consulting firm in the Netherlands. From 1988 to 1993, Mr. McLachlan served as Chief Financial Officer and Executive Vice President of Corange - Boehringer Mannheim, a privately owned multinational health care group.

         David Barnes, M.D., has served on the Board of Directors of the Company since November 1993. Dr. Barnes has been the Managing Director of SDS International, Ltd. (UK) ("SDS-UK") since commencement of its operations. Prior to his position as Managing Director of SDS-UK, Dr. Barnes was Director of Medical Services for Hemotex Ltd., a laboratory service primarily involved with the insurance industry in the United Kingdom.

         Hans R. Vauthier, Ph.D. was appointed to the Board of Directors in May 1996 to fill the vacancy created by the resignation of Dr. Eugene Seymour. Since 1981, Dr. Vauthier has been a principal of Vauthier & Partner A.G., a consulting firm located in Basle, Switzerland which assists pharmaceutical companies in discovering and developing new products. Dr. Vauthier received his doctorate in economics and business administration from the University of Bern in Switzerland.

         Michael A. Grant has been Vice President of Operations of the Company since January 1996. From February 1992 until January 1996, Mr. Grant served as Design Manager for the Company. He is the former President of Hema-Scientific, a company that developed an HIV screening product for home use. He is the inventor of the Company's Omni-Swab product.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides certain summary information for the 1994, 1995 and 1996 fiscal years concerning compensation awarded to, earned by or paid the Company's current Chief Executive Officer, former Chief Executive Officer and each of the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 (collectively, the "named executive officers") for the fiscal year ended December 31, 1996.

                                                     SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Annual Compensation(1)             Long Term Compensation
                                                               ----------------------------------------  ---------------------------
                                                                                                                  Securities
                                                                                      Other Annual                Underlying
           Name and Principal Position                Year          Salary            Compensation                  Options
                                                                    ($)(1)                ($)                         (#)
-------------------------------------------------  ----------  ----------------  ----------------------  ---------------------------

Kenneth J. McLachlan                                  1996              --                   51,000                       --
President, Chief Executive Officer and                1995              --                       --                       --
Chief Financial Officer (2)                           1994              --                       --                       --

David Barnes, M.D.                                    1996         135,000                       --                       --
Managing Director,                                    1995         131,750                       --                  175,000
SDS International, Ltd. (UK)                          1994         110,000                       --                  105,000

Willfried Schramm, Ph.D.                              1996         139,700                       --                       --
Vice President of Research and                        1995         100,000                       --                  125,000
Development (3)                                       1994         100,000                       --                  100,000

Ronald L. Lealos                                      1996          86,600                       --                       --
Former President(4)                                   1995          31,925                  130,000(5)               400,000
                                                      1994         106,200                       --                  130,000
----------------------------------------------------------------------------------------------------------------------------------


(1) Amounts shown include compensation earned in each respective fiscal year. No bonuses were paid in any of the fiscal years reported.

(2) Includes amounts paid to Mr. McLachlan pursuant to a consulting contract which commenced in June 1996 and will expire June 1,
    1997. Mr. McLachlan has served as the Company's Chief Financial Officer since June 1996 and was appointed by the Board of
    Directors to be President and Chief Executive Officer in December 1996.

(3) Does not reflect one option grant covering 50,000 shares which was granted in 1996 subject to shareholder approval of an increase in the authorized number of the Company's common shares; such approval was obtained on February 20, 1997. Dr. Schramm terminated his employment in January 1997, and thereby forfeited such option to purchase 50,000 shares. The options to purchase 75,000 and 50,000 shares which were granted in 1995 are currently exercisable and expire March 2, 1998 and March 25,
    1999, respectively. An option to acquire 100,000 shares was also forfeited upon the termination of Dr. Schramm's employment.

(4) Mr. Lealos resigned as an officer of the Company in December 1996. The options reflected on the table are the subject of the
    Settlement Agreement (see "Certain Relationships and Related Transactions").

                                       30

(5) Consists of 230,000 shares of Common Stock of the Company issued to Mr. Lealos as compensation.


EMPLOYMENT AGREEMENT

         In August 1994, the Company entered into a three year employment agreement with Dr. David Barnes for the position of Managing Director of SDS International, Ltd. (UK). The employment agreement provides for an annual base salary of 79,200(pound) (approximately US $135,000.00) plus the use of a car and travel allowances. If the agreement is terminated for any reason, Dr. Barnes is entitled to receive his base salary for the remaining term of the agreement.

COMPENSATION OF DIRECTORS

         Directors do not receive any fees for serving on the Company's Board of Directors or any committee thereof.

OPTIONS GRANTED IN LAST FISCAL YEAR

         The Company granted no stock options to the named executive officers during the fiscal year ended December 31, 1996.

OPTION EXERCISE AND HOLDINGS

         The following table provides certain information concerning the value of unexercised options held as of the end of the fiscal year with respect to the named executive officers. There were no options exercised by the named executive officers in the last fiscal year. All options held by the named executive officers are currently exercisable.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES
------------------------------------------------------------------------------------
                                   Number of Securities        Value of Unexercised
                             Underlying Unexercised Options  in-the-money Options at
                                   at December 31, 1996        December 31, 1996 (1)
                             ------------------------------  -----------------------
           Name                         Exercisable                 Exercisable
---------------------------  ------------------------------  -----------------------

Kenneth J. McLachlan                           --                          --

David Barnes, M.D.(2)                       3,000                          --
                                          105,000                     $43,750
                                          175,000

Willfried Schramm, Ph.D.(3)               100,000                     $65,000
                                           75,000                     $18,750
                                           50,000                     $41,000

Ronald L. Lealos(4)                       130,000                          --
                                          400,000                    $100,000
------------------------------------------------------------------------------------


(1) The market value of the underlying securities at December 31, 1996, $1.25 per share, minus exercise price of the unexercised options.

(2) Does not reflect options granted to acquire 175,000 shares issued in fiscal year 1995 subject to shareholder approval of an increase in the Company's authorized number of common shares; such approval was obtained on February 20, 1997.

(3) Does not reflect one option grant covering 50,000 shares which was granted in 1996 subject to shareholder approval of an increase in the authorized number of the Company's common shares; such approval was obtained on February 20, 1997. Dr. Schramm terminated his employment in January 1997, and thereby forfeited such option to purchase 50,000 shares. The options to purchase 75,000 and 50,000 shares which were granted in 1995 are currently exercisable and expire March 2, 1998 and March 25, 1999, respectively. An option to acquire 100,000 shares was also forfeited upon the termination of Dr. Schramm's employment.

(4) Mr. Lealos resigned as an officer of the Company in December 1996. The options reflected on the table are the subject of the Settlement Agreement (see "Certain Relationships and Related Transactions").


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 1997, subsequent to his resignation as President of the Company in December 1996, Ronald L. Lealos filed a lawsuit against the Company in Superior Court in Clark County in the State of Washington alleging the existence of an employment agreement and various breach of contract claims. This lawsuit was dismissed without prejudice as a prerequisite to settlement negotiations. A settlement agreement (the "Settlement Agreement") between Mr. Lealos and the Company is currently in the process of being documented.

         In 1992, the Company loaned $83,000 to Mr. Lealos who was, at the time, President and a Director of the Company. The interest rate on the loan is 6% per year and the loan was to be repaid over five years. This loan is currently being renegotiated pursuant to the Settlement Agreement with Mr. Lealos. The Company has paid Mr. Lealos additional sums of money in the approximate amount of $280,000. These payments are currently in dispute. In addition, there are certain option grants to Mr. Lealos which are the subject of disputes with the Company. These payments and option grants are the subjects of the Settlement Agreement.

         In 1995, the Company acquired from Dr. David Barnes, Managing Director of SDS-UK and a Director of the Company, his 10% interest in SDS-UK. The Company has agreed to issue 350,000 shares of the Company's Common Stock to Dr. Barnes in consideration of this transaction.

         During the four fiscal years ended December 31, 1995, Dr. Seymour, a former director and a former officer of the Company, lent the company substantial amounts of money to fund its operations. During fiscal year 1995, the Company converted the loans it received from Dr. Seymour into shares of Common Stock at the rate of $1.00 per share. Dr. Seymour received 231,120 shares in exchange for his loan. The Company also terminated Dr. Seymour's employment contract, and issued Dr. Seymour 75,000 shares as consideration for the termination and as settlement of amounts due under the employment agreement.

         During fiscal year 1994 and fiscal year 1995, the Company conducted a private placement of its securities (the "Private Placement") whereby it sold 4,545,000 shares for approximately $2,200,000. A pension plan affiliated with Dr. Seymour (the "Pension Plan") acquired 540,000 shares and a warrant to purchase 80,000 shares at an exercise price of $3.50 per share in the Private Placement. The Pension Plan acquired the securities on the same terms as the other investors in the Private Placement who acquired their securities after January 1, 1995. Dr. M.J. Scheinbaum, a former director of the Company, and Dr. Scheinbaum's pension plan purchased an aggregate of 360,000 shares in this Private Placement and received a three year Warrant to purchase an additional 100,000 shares at a purchase price of $2.00 per share.

         In November 1995, the Company received gross proceeds of $300,000 from a private offering of its securities. The offering consisted of Units; each Unit cost $100,000 and contained 100,000 shares of Common Stock and warrants to purchase an additional 150,000 shares at an exercise price of 50% of the closing bid price of the shares of Common Stock as reported by NASDAQ on the date the holder elects to exercise his warrant. In January 1996, holders of an aggregate of 345,000 warrants elected to exercise their warrants for an aggregate purchase price of $101,952. Mr. Lealos purchased 0.3 Units and exercised his warrant to purchase 45,000 shares of Common Stock. Drs. Eugene Seymour and M.J. Scheinbaum, former directors of the Company, each purchased one Unit and each exercised his warrant to purchase an additional 150,000 shares of Common Stock.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of February 28, 1997, except where otherwise noted, as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                          Common Stock
                                           --------------------------------------------
                                              Number of Shares    % Shares Beneficially
             Name and Address              Beneficially Owned(1)           Owned
-----------------------------------------  ---------------------  ---------------------

Kenneth J. McLachlan                             500,000(2)                 2.27%
c/o SDS International Ltd. (UK)
11 Sovereign Close
Sovereign Court
London, England E1 9HW, UK

Hans R. Vauthier                                     --                       --
Steinengraben 28
Ch-4051
Basle, Switzerland

David Barnes, M.D.                               470,000(3)                 2.13%
c/o SDS International Ltd. (UK)
11 Sovereign Close
Sovereign Court
London, England E1 9HW, UK

Willfried Schramm, Ph.D.                          75,000(4)                  .34%
23000 Schauer Road
Battleground, WA 98604

Ronald L. Lealos                               1,181,912(5)                 5.36%
1477 SE Columbia Shores
Vancouver, WA 98662

---------------------------------------------------------------------------------------
All Executive Officers, Directors and
Director nominees as a group (5 persons).      2,288,828(6)                10.38%
---------------------------------------------------------------------------------------


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from February 28, 1997 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person but not for the purpose of calculating the percentage of Common Stock owned by any other person.

(2) These shares are registered in the name of Reads Trust Company Limited, trustee of an irrevocable trust established for the benefit of Mr. McLachlan's children. Mr. McLachlan has no power to vote or dispose of these shares pursuant to the terms of the trust.

(3) Includes options to purchase 283,000 shares of the Company's Common Stock.

                                       35

(4) Includes options to purchase 75,000 shares of the Company's Common Stock.

(5) Includes options to purchase 530,000 shares of the Company's Common Stock which were granted to Mr. Lealos, and options to purchase 10,000 shares of the Company's Common Stock which were granted to Mr. Lealos' wife. The options reflected in the table for Mr. Lealos are the subject of the Settlement Agreement (see "Certain Relationships and Related Transactions").

(6) Includes options to purchase an aggregate of 953,416 shares of the Company's Common Stock.

                              SELLING SHAREHOLDERS

         The Selling Shareholders are (i) the Tail Wind Fund Limited ("Tail Wind") and Joseph Kaufman, the owners of $1,100,000 and $400,000, respectively, in principal amount of the Company's 7.5% Convertible Debentures due February 28, 1999 (the "Debentures"); and (ii) Grayson & Associates, Inc. ("Grayson"), the owner of warrants to purchase 89,552 shares of Common Stock (the "Grayson Warrants"). The foregoing entities and individual are collectively referred to as the "Selling Shareholders."

         All of the shares of Common Stock that may be acquired by the Selling Shareholders upon conversion of the Debentures or exercise of the Grayson Warrants are being registered pursuant to the Registration Statement of which this Prospectus forms a part, and are being offered hereby. See "Description of Securities -- Debentures" and "-- Grayson Warrants."

         The Company will not receive any proceeds from the sale of the Selling Shareholders' Common Stock. Sales of any shares of Common Stock by the Selling Shareholders, or even the existence of the right to convert the Debentures into shares of Common Stock, or to acquire Common Stock upon the exercise of the Grayson Warrants, may depress the price of the Common Stock.

         As of the date of this Prospectus, none of the Selling Shareholders owned any shares of Common Stock other than those offered hereby. None of the Selling Shareholders nor any of their affiliates has held any position or office within the Company or has had any other material relationship with the Company.

         The Selling Shareholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter markets on the NASDAQ and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions or in a combination of such transactions. The Common Stock offered hereby may be sold by one or more of the following methods, without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Shareholders may be deemed to be underwriters of the shares offered hereby within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the Company other than the Selling Shareholders' legal fees. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to indemnify Tail Wind and Grayson, and Tail Wind and Grayson have agreed to indemnify the Company against certain civil liabilities, including certain liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

         GENERAL

         The Company's Certificate of Incorporation authorizes the Company to issue up to 33,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, 22,040,785 shares of Common Stock were outstanding.

         The Common Stock is traded in the over-the-counter market under the NASDAQ symbol SALV. The closing bid and ask prices of the Common Stock on May ___, 1997 as reported by NASDAQ were $_______ and $_______, respectively.

         COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

         DEBENTURES

         The Company issued to Tail Wind $1,500,000 in principal amount of the Company's 7.5% Convertible Debentures due February 28, 1999 in a private placement completed in March 1997. The holder of the Debentures has the right, exercisable at one or more times, at its option, to convert up to (i) 33 1/3% of the Debentures at any time on or after June 10, 1997, (ii) up to an aggregate of 66 2/3% of the Debentures at any time on or after July 9, 1997, and (iii) 100% of the Debentures on or after August 8, 1997. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined by dividing the principal amount of the Debentures converted by the Conversion Price (as defined below) in effect on the conversion date. The "Conversion Price" is the lesser of (i) $1.98375, and (ii) 80% of the Current Market Price (as defined below) on the applicable conversion date. The "Current Market Price" per share of Common Stock on any date is the average of the closing bid prices of the Common Stock for the five consecutive trading days ending on the trading day immediately prior to the date in question, as reported by NASDAQ. Upon conversion, all accrued and unpaid interest on the amount so converted will be paid to the holder in cash or Common Stock, at the option of the Company. In the event any portion of the Debentures remain outstanding on March 11, 1999, the unconverted portion of the Debentures will automatically be converted into Common Stock on such date in the manner set forth above.

         Interest on the Debentures is payable at the option of the Company in cash or in additional shares of Common Stock, as is determined by dividing the total dollar amount of interest due and payable by the Current Market Price of the Common Stock on the date of such interest payment.

         The Company has the right to redeem all or a portion of the Debentures if the Current Market Price is less than $0.70 per share (subject to adjustment for any recapitalizations, reclassifications and other similar events). The redemption price would be 125% of the principal amount of Debentures so redeemed, plus accrued and unpaid interest thereon.

         GRAYSON WARRANTS

         In March 1997, the Company issued the Grayson Warrants to Grayson in consideration of certain financial consulting services performed on behalf of the Company. The Grayson Warrants entitle the holder thereof to purchase 89,552 shares of Common Stock from the Company for a purchase price of $1.34 per share on or before March 14, 2002. The warrantholder has certain demand and piggyback registration rights with respect to the shares that may be issued upon exercise of the Grayson Warrants. The Grayson Warrants have customary provisions regarding the adjustment of the number of warrants and the exercise price upon the occurrence of certain extraordinary transactions.

                                  LEGAL MATTERS

         The validity of the securities being offered will be passed upon for the Company by Bryan Cave LLP, 700 Thirteenth Street, Washington, D.C. 20005.

                                     EXPERTS

         The financial statements of the Company for the fiscal years ended December 31, 1995 and 1996 included in this Prospectus and in the Registration Statement have been audited by Hollander, Gilbert & Co., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, NW, Washington, DC, 20549. Copies of the Registration Statement may obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

                                      * * *

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Saliva Diagnostic Systems, Inc.

We have audited the accompanying consolidated balance sheets of Saliva Diagnostic Systems, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saliva Diagnostic Systems, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of operations, stockholders' equity and cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




                                        Hollander, Gilbert & Co.

Los Angeles, California
March 21, 1997

                                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                                           CONSOLIDATED BALANCE SHEETS
                                           DECEMBER 31, 1996 AND 1995
                                                                                         1996           1995
                                                                                     ------------   ------------
                                       ASSETS

CURRENT ASSETS
    Cash ..........................................................................  $    776,380   $  2,688,014
    Accounts receivable ...........................................................       178,436         43,291
    Inventories (Note 4) ..........................................................       268,431        300,161
    Prepaid expenses ..............................................................        34,425         28,956
                                                                                     ------------   ------------
        TOTAL CURRENT ASSETS ......................................................     1,257,672      3,060,422
                                                                                     ------------   ------------
PROPERTY AND EQUIPMENT, Net (Note 5) ..............................................       493,649        470,593
                                                                                     ------------   ------------
OTHER ASSETS
    Deposits ......................................................................       188,647         70,019
    Restricted cash (Note 8) ......................................................       120,500
    Patents and trademarks, net of accumulated
      amortization of $39,183 in 1996 and $29,983 in 1995 .........................       117,733        127,057
    Goodwill, net of accumulated amortization
      of $15,000 in 1995 (Note 3) .................................................       585,000
    Prepaid loan fees (Note 6) ....................................................        45,367
                                                                                     ------------   ------------
        TOTAL OTHER ASSETS ........................................................       426,880        827,443
                                                                                     ------------   ------------
                                                                                     $  2,178,201   $  4,358,458
                                                                                     ============   ============

                                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses .........................................  $    818,073   $    500,078
    Accrued interest payable ......................................................        68,240         49,703
    Current portion of long-term debt and
      obligations under capital leases (Note 8) ...................................        35,057         15,869
    Convertible debentures (Note 6) ...............................................     2,785,000
                                                                                     ------------   ------------
        TOTAL CURRENT LIABILITIES .................................................       921,370      3,350,650
                                                                                     ------------   ------------
LONG-TERM DEBT AND OBLIGATIONS UNDER
  CAPITAL LEASES, net of current portion (Note 8) .................................        96,199         30,497
                                                                                     ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)

STOCKHOLDERS' EQUITY (Note 6)
    Common stock - authorized 25,000,000 shares, $.01 par value,
      issued and outstanding 22,040,785 in 1996 and 13,126,366 in 1995 ............       220,408        131,264
    Additional paid-in capital ....................................................    22,998,552     17,726,578
    Note receivable related to sale of stock ......................................       (83,825)       (83,825)
    Cumulative foreign translation adjustment .....................................       (60,257)       (34,859)
    Accumulated deficit ...........................................................   (21,914,246)   (16,761,847)
                                                                                     ------------   ------------
        TOTAL STOCKHOLDERS' EQUITY ................................................     1,160,632        977,311
                                                                                     ------------   ------------
                                                                                     $  2,178,201   $  4,358,458
                                                                                     ============   ============

                                See accompanying Notes to Consolidated Financial Statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                      1996             1995
                                                  ------------     ------------

REVENUES
      Product sales ..........................    $    715,780     $    522,814
      Technology licensing income ............          24,870           59,855
      Other fees and interest income .........          99,418           38,630
                                                  ------------     ------------
         TOTAL REVENUES ......................         840,068          621,299
                                                  ------------     ------------
COSTS AND EXPENSES
      Cost of product sold ...................         472,142          149,629
      Research and development ...............       1,040,057          903,386
      Selling, general and administrative ....       3,911,587        3,608,353
      Write-off of Goodwill ..................         540,000
Interest expense and loan fees ...............          28,681          557,701
                                                  ------------     ------------
         TOTAL COSTS AND EXPENSES ............       5,992,467        5,219,069
                                                  ------------     ------------
NET LOSS .....................................    $ (5,152,399)    $ (4,597,770)
                                                  ============     ============
NET LOSS PER SHARE ...........................    $      (0.26)    $      (0.46)
                                                  ============     ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSANDING..      20,100,000        9,900,000
                                                  ============     ============

          See accompanying Notes to Consolidated Financial Statements.

                                 SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                      YEARS ENDED DECEMBER 31, 1996 AND 1995
                                                 Common Stock                       Note     Cumulative
                                           -----------------------  Additional   Receivable    Foreign
                                               Shares                 Paid-in     (Sale of   Translation  Accumulated
                                            Outstanding    Amount     Capital      Stock)    Adjustment     Deficit       Total
                                           -------------  --------  -----------  ----------  -----------  -------------  -----------

BALANCE, December 31, 1994...............      6,304,332  $ 63,043  $12,434,356  $ (83,825)  $  (32,644)  $(12,164,077)  $  216,853

Sale of common stock in private
  offerings..............................      3,715,000    37,150    1,935,350                                           1,972,500
Issuance of shares to officer for
  compensation...........................        230,000     2,300      127,700                                             130,000
Convertible debentures converted into
  common shares..........................      1,726,572    17,266      945,234                                             962,500
Issuance of warrants to consultants......                               780,000                                             780,000
Issuance of options in settlement
  agreement..............................                                88,750                                              88,750
Issuance of shares to consultants........        100,000     1,000      149,000                                             150,000
Options exercised........................        170,000     1,700      154,300                                             156,000
Underwriter's warrants exercised.........        180,462     1,805      268,888                                             270,693
Consulting warrants exercised............        250,000     2,500      247,500                                             250,000
Issuance of shares to acquire minority
  interest in subsidiaries...............        450,000     4,500      595,500                                             600,000
Foreign translation adjustment...........                                                        (2,215)                     (2,215)
Net loss for the year....................                                                                   (4,597,770)  (4,597,770)
                                           -------------  --------  -----------  ----------  -----------  -------------  -----------
BALANCE, December 31, 1995...............     13,126,366   131,264   17,726,578    (83,825)     (34,859)   (16,761,847)     977,311

Warrants exercised.......................      2,580,861    25,807    2,444,711                                           2,470,518
Options exercised........................        104,750     1,048       75,802                                              76,850
Issuance of shares in settlement
  agreement..............................         16,500       166       53,584                                              53,750
Convertible debentures payable
  converted into common shares...........      6,212,308    62,123    2,697,877                                           2,760,000
Foreign translation adjustment...........                                                       (25,398)                    (25,398)
Net loss for the year....................                                                                   (5,152,399)  (5,152,399)
                                           -------------  --------  -----------  ----------  -----------  -------------  -----------
BALANCE, December 31, 1996...............     22,040,785   220,408  $22,998,552  $ (83,825)  $  (60,257)  $(21,914,246)  $1,160,632
                                           =============  ========  ===========  ==========  ===========  =============  ===========

                                         See accompanying Notes to Consolidated Financial Statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                                                               1996          1995
                                                           -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ................................................  $(5,152,399)  $(4,597,770)
    Adjustments to reconcile net loss
      to net cash used by operating activities:
        Cumulative foreign translation adjustment .......      (25,398)       (2,215)
        Depreciation and amortization ...................      290,929       749,750
        Expenses satisfied with issuance of shares ......       53,750     1,148,750
        Write-off of goodwill ...........................      540,000
        Changes in operating assets and liabilities:
           (Increase) decrease in accounts receivable ...     (135,145)        3,748
           (Increase) decrease in inventories ...........       31,730      (207,561)
           (Increase) decrease in prepaid expenses ......       (5,469)      (28,956)
           Increase (decrease) in accounts payable
             and accrued expenses .......................      336,532       (65,317)
                                                           -----------   -----------
         NET CASH USED BY OPERATING ACTIVITIES ..........   (4,065,470)   (2,999,571)
                                                           -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Placement of restricted cash ........................     (120,500)
    Patents and trademarks ..............................          124        (4,310)
    Deposits ............................................     (118,628)       (5,863)
    Purchase of equipment ...............................     (214,418)     (118,295)
                                                           -----------   -----------
           NET CASH USED BY INVESTING ACTIVITIES ........     (453,422)     (128,468)
                                                           -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Convertible debentures ..............................                  3,128,900
    Repayments of convertible debentures ................      (25,000)      (37,500)
    Sale of stock - private placement and exempt offering                  1,972,500
    Proceeds from long-term debt ........................      109,476
    Repayment of long-term and obligations
      under capital leases ..............................      (24,586)      (20,971)
    Stock warrants and options exercised ................    2,547,368       676,693
                                                           -----------   -----------
           NET CASH PROVIDED BY FINANCING ACTIVITIES ....    2,607,258     5,719,622
                                                           -----------   -----------

NET INCREASE (DECREASE) IN CASH .........................   (1,911,634)    2,591,583
CASH BALANCE, Beginning of period .......................    2,688,014        96,431
                                                           -----------   -----------
CASH BALANCE, End of period .............................  $   776,380   $ 2,688,014
                                                           ===========   ===========
INTEREST AND LOAN FEES PAID .............................  $    10,144   $   565,035

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
    Shares issued in lieu of fees and expenses ..........  $    53,750   $ 1,148,750
    Acquisition of minority interest ....................                $   600,000

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of Business - The Company is primarily engaged in the development, manufacture and marketing of rapid immunoassays for use in the detection of infectious diseases and other conditions. The Company has also developed and distributes medical specimen collection devices.

    Principles of Consolidation - The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    Impairment of Long-Lived Assets - The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value. As a result of its review, the Company wrote-off goodwill at December 31, 1996 in the amount of $540,000.

    Stock-Based Compensation - The Company has adopted the disclosure-only provisions of SFAS No. 123, which retains the original accounting prescribed by APB Opinion No. 25. As a result, options granted at fair value will not result in charges to earnings. Disclosures are made, however, of compensation costs determined under SFAS No. 123's fair value methodology.

    Inventories - Inventories are stated at the lower of cost or market determined on a first-in, first-out (FIFO) basis.

    Property and Equipment - Property and equipment is stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful life of the asset. Useful lives are generally as follows;

               Office furniture & equipment        5 to 7 years
               Machinery and Equipment                  7 years
               Exhibits                                 7 years
               Vehicles                                 5 years

    Patents and Trademarks - The costs of patents and trademarks are being amortized on the straight line method over a 17 year life.

    Goodwill - Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the date of acquisition and is being amortized on the straight-line method over ten years.

    Product Liability - The Company has not established any allowance for product liability at present because of the limited distribution of its product and limited history which reflect no instance of problems with liability.

    Income Taxes - The Company utilizes the asset and liability approach for financial accounting and reporting for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


    Loss Per Share - Loss per share is based upon the weighted average number of common shares and common share equivalents outstanding during the periods. Common share equivalents are not included as they are anti-dilutive.

    Revenues - The Company derived revenues from two sources: sale of product and licensing. Revenues are recognized as the service or product has been delivered.

    Research and Development - Research and development expenditures include those costs associated with the Company's own on-going research and development activities. All research and development costs are expensed as incurred.

    The Company has entered into various informal arrangements with certain laboratories/manufacturers of assay kits whereby these laboratories/manufacturers will share certain unspecified costs of research and development. However, the Company has no obligation to perform research and development for these entities.

    Currency Fluctuations - Foreign currency transactions and financial statements are to be translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average current rates during each reporting period. The resulting translation adjustments are recorded directly into a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which are insignificant, are included in income currently.

    Reclassifications - Certain 1995 balances have been reclassified to conform with the current year's presentation.

2.  GOING CONCERN

    Significant Operating Losses - Accumulated Deficit - The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $21,914,246 and $16,761,847, at December 31, 1996 and December 31, 1995, respectively. Such losses are expected to continue through 1997 and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations.

    Significant Capital Requirements - Need for Additional Financing - The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities and on a public offering of securities in March 1993 to fund such requirements. The Company is dependent upon its other efforts to raise capital resources, including proceeds received from the exercise of Warrants to finance the cost of manufacturing, marketing and conducting clinical trials and submissions for FDA approval of its products and continuing the design and development of the Company's new products which utilize its rapid testing format. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources currently available to the Company. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to permit the Company to implement or continue its programs. The Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that such financing will be available on commercially reasonable terms or at all. It is not anticipated that any of the officers, directors or shareholders of the Company will provide any portion of the Company's future financing requirements. (See Note 11).

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

3.  ACQUISITIONS

    On September 30, 1995, the Company purchased the minority interest in its 90% owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd. and the minority interest in Asia's 83% owned subsidiary. The Company issued 350,000 shares of its common stock valued at $500,000 to a director/stockholder of the foreign subsidiaries and

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


    100,000 shares to unrelated stockholder valued at $100,000. The assets acquired were valued at fair market value based on the estimates of the management of the Company which approximate the adjusted fair market value of the shares issued.

    The transaction was accounted for as a purchase and resulted in an excess of purchase price over net assets acquired of $600,000. Amortization of goodwill amounted to $45,000 in 1996 and $15,000 in 1995. At December 31, 1996, the Company assessed the recoverability of the Goodwill that resulted to the write-off of the Goodwill in the amount of $540,000.

    Management of the Company has reviewed the need for the Singapore operations as were originally anticipated and have concluded that use of this location as their primary manufacturing source is no longer required and as such have deemed it appropriate to write off the remaining Goodwill associated with this location.

4.  INVENTORIES

    Inventories consisted of the following at December 31, 1996 and 1995:

                                                            1996      1995
                                                          --------  --------

    Raw materials ......................................  $253,000  $186,492
    Work in process ....................................     2,495    66,807
    Finished goods .....................................    12,936    46,862
                                                          --------  --------

                                                          $268,431  $300,161
                                                          ========  ========

5.  PROPERTY AND EQUIPMENT

    Property and Equipment consisted of the following at December 31, 1996 and 1995:

                                                           1996        1995
                                                        ----------  ----------

    Office Furniture & Equipment .....................  $  114,041  $   76,711
    Machinery, Laboratory Equipment and Tooling ......     861,957     806,918
    Leasehold Improvements ...........................      97,582      38,727
    Vehicle ..........................................     181,423     126,388
    Exhibits .........................................      30,955      60,710
                                                        ----------  ----------

                                                         1,285,958   1,109,454
    Less: accumulated depreciation and amortization...     792,309     638,861
                                                        ----------  ----------

                                                        $  493,649  $  470,593
                                                        ==========  ==========

6.  STOCKHOLDERS' EQUITY

    Increase in Authorized Capital Stock - On February 20, 1997, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of stock from 25,000,000 to 33,000,000 shares.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


    Public Offering - In March 1993 the Company closed a public offering in which it sold 1,300,000 shares of its common stock at $6.00 per share and 1,380,000 warrants to purchase 1,380,000 shares of the Company's common stock for $7.20 per share, at $.10 per warrant. The Company received net proceeds of $6,364,630 after expenses related to the offering of $1,573,490. The warrants have been extended to June 30, 1997 and the exercise price has been reduced from $7.20 to $3.00 per share.

    The Company also sold for $120 to the underwriter a five-year warrant to purchase up to 120,000 shares of common stock at $9 per share, exercisable for four years commencing March 3, 1995 at a price of 110% of the public offering price, as adjusted, of the common stock. During 1995, the underwriter exercised a portion of its warrants and purchased 180,462 shares for an aggregate amount of $270,693. During 1996, the underwriter exercised the remaining warrants and purchased 756,361 shares at $1.00 per share. During 1996, the Company granted new warrants to the underwriter to purchase 1,000,000 shares of common stock at $1.00 per share, all of which have been exercised by the underwriter in 1996.

    Note Receivable Related to Sale of Stock - In January 1992 the Company sold to its President, who resigned in December 1996, 366,912 shares of common stock for $92,970. The officer paid $9,145 and issued a note to the Company for $83,825, payable in three years with interest of 6% per annum. These shares were considered outstanding for all periods in the calculation of earnings per share. The note which was originally due December 1994 was extended until December 1995. In December 1995, the Company extended the note for another year (see Note 8).

    Convertible Debentures - During 1992, the Company sold privately $630,000 of its 8% convertible debentures payable in May 1994 to various investors, including $25,000 to an affiliate of the Company. These debentures can be converted into the Company's common stock at a rate of $7.00 per share. In May 1994 certain debenture holders converted $580,000 principal amount of debentures into an aggregate of 580,000 shares of common stock. In November 1995, the Company repaid $25,000 principal amount of debentures including all accrued and unpaid interest. In January 1996, the Company repaid the remaining $25,000 debenture including all accrued and unpaid interest.

    The Company raised $75,000 and $324,500 in 1993 and 1994, respectively, in a combination of common shares, non-negotiable two year 8% convertible debentures convertible at a rate of $2.00 per share after one year from the date of issuance and three year warrant to purchase additional shares of common stock at $3.50 per share. Each $50,000 unit consisted of 12,500 common shares, a $25,000 convertible debenture and a warrant to purchase 5,000 shares of common stock. The Company issued a total of 99,875 shares of common stock and $199,750 convertible debentures and warrants to purchase a total of 39,950 shares of common stock. In July 1994, certain debenture holders converted $149,750 principal amount of debentures into an aggregate of 149,750 shares of common stock. In September 1995, certain debenture holders converted $37,500 principal amount of debentures into an aggregate of 37,500 shares of common stock. In November 1995, the Company repaid $12,500 principal amount of debentures including all accrued and unpaid interest.

    During 1995, the Company sold privately $3,685,000 of its 9% convertible debentures payable on October 31, 1996. The holders of the debentures are entitled, at their option, at any time commencing 45 days after issue to convert any or all of the original principal amount of the debentures into shares of common stock of the Company at a conversion price for each share of common stock equal to seventy percent (70%) of the market price (as defined in the debenture agreement) of the common stock. In December 1995, certain debenture holders converted $925,000 principal amount of debentures into an aggregate of 1,689,072 shares of common stock. The Company incurred $556,100 in loan fees of which $510,733 and $45,367 was charged to expense in 1995 and 1996, respectively. During 1996, certain debenture holders converted $2,760,000 principal amount of debentures into 6,212,308 shares of common stock. All of the convertible debentures in these transactions have been converted to common stock as of December 31, 1996.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


    Private Placements - In December 1994 the Company sold 860,000 shares of common stock for an aggregate consideration of $430,000. During 1995, the Company, sold an additional 3,645,000 shares of common stock for $1,802,500, including 200,000 shares issued to its President.

    In November 1995, the Company, in a new private placement, sold 300,000 shares of common stock for an aggregate consideration of $300,000, including 30,000 shares to its President. The units sold included warrants to purchase a total of 450,000 shares of common stock at an exercise price of 50% of the closing bid price of the stock on the exercise date. All of the warrants were exercised in 1996.

    Warrants and Shares Issued to Consultants - During 1995, the Company issued warrants to purchase a total of 650,000 shares of common stock at an exercise price of $1.00 per share for consulting services rendered. The warrants were valued at $1.20 per share. As of December 31, 1996, 327,500 warrants have been exercised.

    In 1995, the Company issued 100,000 shares of common stock to consultants valued at a total of $150,000.

    Settlement Agreements - During 1995, the Company reached a settlement agreement with a director of its subsidiary whereby the Company granted the director options to purchase 100,000 shares of common stock at an exercise price of $.60 per share. The options were valued at a total of $88,750. As of December 31, 1996, all of these options have been exercised.

    During 1996, the Company issued a total of 12,500 shares of common stock valued at approximately $43,750 to certain unrelated individuals to settle a dispute. Also during 1996, the Company issued 4,000 shares of common stock valued at $10,000 as a consideration for extension of a previous note payable to an individual.

    Warrants Issued to Licensee - In March 1994, as a result of entry into a license agreement with Orgenics, Ltd. Orgenics Ltd. was granted a three year option, expiring in March 1997, to purchase up to $1,000,000 of shares of common stock (but not more than 19% of the then-outstanding common stock) at 60% of the average of the closing bid and asked price for the common stock during the ten trading days prior to such purchase.

    Shares Issued to Officer - During 1995, the Company issued 230,000 shares of common stock to its former President valued at $130,000 as additional compensation for the year 1995.

    Stock Option Plans - In March 1992, the Company established a stock option plan (1992 Plan). The 1992 Plan, as amended, covers 350,000 shares of its common stock. Under the terms of the 1992 Plan, the Company is authorized to issue options to employees and directors of the Company or its subsidiaries. Decisions such as grants to employees, the selection of recipients, number of options, the exercise price, duration and other terms, including whether the options shall be incentive stock options as defined by the Internal Revenue Code of 1986 or non-qualified options, are subject to the discretion of the Board of Directors except that the exercise price may not be less than 110% of the fair market value at the time of grant to holders of in excess of 10% of the Company's common stock.

    In addition, the 1992 Plan provides for automatic grants to each non-employee director of the Company of 3,000 shares of common stock at the date of the public offering or, in the case of election to the Board of Directors after consummation of said offering, upon such election at a price of 100% of fair market value of the common stock at the time of grant. The options may be exercised after six months and before five years from the date of grant.

    In July 1994, the Company established a stock option plan (1994 Plan). The 1994 Plan, covers 350,000 shares of its common stock. Under the terms of the 1994 Plan, the Company is authorized to issue incentive and non-statutory stock options to employees, consultants, advisors and/or directors. Options shall be exercisable at the fair market value at the date of the grant except options issued to persons who own in excess of 10% of the Company's stock may be no less than 110% of the fair market value.

    In addition, the 1994 Plan provides for automatic grants to all directors and advisors who are not employees of the Company or its subsidiaries of 3,000 fully vested non-qualified options at the time this Plan was adopted by

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


    the Board or upon election or appointment to the Board, if not a member of the Board at the time this plan was adopted by the Board.

    On March 2, 1995, the Company's Board of Directors granted options to purchase 997,000 shares, including 400,000 shares to its former President, of the Company's common stock to its employees, outside of the above Stock Option Plans. Such options are exercisable on March 2, 1995, at $1.00 per share and expire on March 2, 1998.

    The following table summarizes the stock options activity for the years 1996 and 1995:

                                                Number       Option Price
                                              of Shares          Range
                                             ----------   ------------------
    Outstanding at December 31, 1994 .....      660,000     $.60 to $6.875
        Options granted ..................      997,000          $1.00
        Options exercised ................     (170,000)    $.60 to $1.375
        Options expired or canceled ......      (53,000)    $1.00 to $6.875
                                             ----------

    Outstanding at December 31, 1995 .....    1,434,000      $.60 to $5.50
        Options granted ..................      302,500      $.43 to $2.38
        Options exercised ................     (104,750)     $.60 to $1.00
        Options expired or canceled ......       (1,000)          $.60
                                             ----------

    Outstanding at December 31, 1996 .....    1,630,750      $.60 to $5.50
                                             ==========

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock options. Had compensation cost for the Company's stock options been determined based on the fair value at the grant date for options granted in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:

                                                1996          1995
                                            ------------  ------------

    Net loss - as reported ...............  $(5,152,399)  $(4,497,770)
    Net loss - pro forma .................  $(5,518,599)  $(5,325,580)
    Loss per common share - as reported ..  $     (0.26)  $     (0.46)
    Loss per common share - pro forma ....  $     (0.27)  $     (0.54)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                               1996    1995
                                                              ------  ------

    Expected dividend yield ................................      0%      0%
    Expected stock price volatility ........................    150%    106%
    Risk-free interest rate ................................      6%      6%
    Expected life of options - years .......................      3       3

    The weighted average fair value of options granted during 1996 and 1995 was $1.21 and $0.73, respectively.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


7.  INCOME TAXES

    The Company has a net operating loss carryforward of approximately $17.5 million which is available to offset future taxable income, if any, expiring through the year 2011. The Company has not recorded any deferred tax asset as a result of the net operating loss carryforward as it has provided a 100% allowance against this asset.

8.  COMMITMENTS AND CONTINGENCIES

    Employment Agreements - The Company has entered into various three year employment agreements with certain officers. These employment agreements provide for minimum annual compensation of between $65,000 and $126,000. In addition, each employment agreement provides for bonuses, cost of living increases, reimbursement of business expenses, health insurance and related benefits.

    In January 1997, a lawsuit was filed by the former President of the Company, who resigned in December 1996. The complaint in the lawsuit alleged various breach of contract claims. This lawsuit was recently dismissed without prejudice as a prerequisite to a settlement agreement between the former President and the Company currently in the process of being documented.

    Long-Term Debt and Obligations under Capital Leases - The Company borrowed $109,476 from a certain bank in 1996. The note carried an interest rate of 6.940% and is payable $2,162.54 per month for 60 months. The note is secured by a time deposit in the amount of $120,500. The Company has acquired vehicles under notes requiring 48 to 60 payments of $1,842 per month including interest at 6% to 10% per annum.

    The following represents the maturity schedule as of December 31, 1996:

                        1997.................  $ 35,057
                        1998.................    36,792
                        1999.................    22,536
                        2000.................    24,151
                        2001.................    12,720
                                               --------
                        Total................   121,256
                        Less current portion.    35,057
                                               --------
                                               $ 96,199
                                               ========

    Litigation - A former director and officer of the Company has filed a complaint in Federal court listing several causes of action against the Company and the individual defendants, including breach of employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices. The complaint seeks damages and punitive damages in an unspecified amount. The Company believes this complaint is without merit as the plaintiff was fired for cause and intends to vigorously defend itself.

9.  OPERATING LEASES

    The Company leases its offices and laboratory spaces, under operating leases with initial terms of three to seven years. Future minimum lease payments by year and in the aggregate, under noncancelable operating leases with initial or remaining lease terms in excess of one year, consisted of the following at December 31, 1996:

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


               Year Ended December 31,
               -----------------------
               1997...................  $199,101
               1998...................   150,552
               1999...................   148,180
               2000...................   153,036
               2001...................   153,036
               Thereafter.............   102,024
                                        --------
                                        $905,929
                                        ========

    Rent expense for the years ended December 31, 1996 and 1995 was $301,016 and $237,855, respectively.

10. SEGMENT INFORMATION

    Information about the Company's operations in different geographic areas follows:

                                       1996          1995
                                   -----------   -----------
    Product sales:
       United States ............  $   393,635   $   317,812
       Asia .....................       79,218        70,696
       United Kingdom ...........      242,927       134,306
                                   -----------   -----------

              Total .............  $   715,780   $   522,814
                                   ===========   ===========

    Operating profit (loss)
       United States ............  $(4,407,954)  $(3,959,955)
       Asia .....................     (621,958)     (497,969)
       United Kingdom ...........     (122,487)     (139,846)
                                   -----------   -----------
              Total .............  $(5,152,399)  $(4,597,770)
                                   ===========   ===========
    Identifiable assets
       United States ............  $ 1,687,866   $ 3,342,815
       Asia .....................      368,562       955,776
       United Kingdom ...........      121,773        59,867
                                   -----------   -----------
              Total .............  $ 2,178,201   $ 4,358,458
                                   ===========   ===========

    Customer Concentration - During 1996, three customers accounted for approximately 20%, 18% and 11% of total sales, respectively. During 1995, two customers accounted for approximately 40% and 10% of total sales, respectively.

11. BORROWINGS SUBSEQUENT TO YEAR-END

    In March 1997, the Company raised net proceeds of $1,370,000 from private placement of 7.5% convertible debentures. The principal amounts of the debentures are due on February 28, 1999.

         No dealer, sales representative or other individual has been authorized to give any information or make any representation not contained in this Prospectus in connection with this offering other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.............................................................2
Risk Factors...................................................................5
The Company...................................................................12
Management's Discussion and Analysis..........................................25
Market for Registrant's Common Equity and Related
   Stockholder Matters........................................................27
Management....................................................................28
Executive Compensation and Other Matters......................................29
Security Ownership of Certain Beneficial Owners and Management................34
Selling Shareholders..........................................................36
Description of Securities.....................................................37
Legal Matters.................................................................39
Experts.......................................................................39
Additional Information........................................................39
Index to Financial Statements................................................F-1

          Until ______, 1997 (25 days after the date of the Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.

                         SALIVA DIAGNOSTIC SYSTEMS, INC.

                        1,668,500 SHARES OF COMMON STOCK

                                   PROSPECTUS

                                  MAY __, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:

Registration Fee....................................................$    733.13
Legal Fees..........................................................  30,000.00*
Accounting Fees.....................................................   5,000.00*
Miscellaneous.......................................................   5,000.00*
                                                                    ------------
     Total..........................................................$ 40,733.13*
                                                                    ============
---------------
* Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

         Article Ten of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

EXHIBITS.

Exhibit      No. Description
-----------  -------------------------------------------------------------------

2.1 Certificate of Incorporation, as amended, incorporated by reference to Exhibits 2.1 through 2.6 to the Company's Registration Statement on Form S-1 (Registration No. 33-46648) (the "Form S-1") and to
             Exhibit 2.7 to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995 (the "1995 10-KSB").

2.2 Certificate of Amendment to the Company's Certificate of Incorporation, dated February 25, 1997, incorporated by reference to Exhibit 2.2 to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996 (the "1996 10-KSB").

3.1 Company's By-laws, incorporated by reference to Exhibit 3.1 to the Form S-1.

4.1          Form of Underwriter's Warrant, incorporated by reference to Exhibit
             4.2 to the Form S-1.

4.2 Warrant issued to Whale Securities Co., L.P. for 1,000,000 shares, incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-95172).

5            Opinion of Bryan Cave LLP*

10.1 Consulting Agreement, dated May 20, 1996, between the Company and International Business Consultants Limited, incorporated by reference to Exhibit 10.1 to the 1996 10-KSB.

10.2 Consulting Agreement, dated January 27, 1994, between the Company and Duke Van Kalken, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1993 (the "1993 10-KSB").

10.3 Employment Agreement, dated August 9, 1994, between the Company and David Barnes, incorporated by reference to Exhibit 10.3 to the 1996 10-KSB.

10.4 1992 Stock Option Plan, incorporated by reference to Exhibit 10.1 to the Form S-1.

10.5 1994 Stock Option Plan, incorporated by reference to Exhibit A to the Proxy Statement for the Company's 1994 Annual Meeting.

10.6 Lease Agreement, dated June 13, 1994, between Technology Parks Private Limited and Saliva Diagnostic Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.2 to the 1995 10-KSB.

10.7 Amendment, dated February 20, 1997, to Lease Agreement, dated June 13, 1994, between Technology Parks Private Limited and Saliva Diagnostic Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.7 to the 1996 10-KSB.

10.8 Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to Exhibit 10.14 to the Form S-1.

10.9 Lease Agreement for additional premises between the Company and East Ridge Business Park, incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form SB-2 (Registration No. 33-95172).

10.10 Amendment, dated June 14, 1996, to Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to
             Exhibit 10.10 to the 1996 10-KSB.

10.11 License Agreement, dated March 22, 1994, between the Company and Orgenics, Ltd., incorporated by reference to Exhibit 10.7 to the 1993 10-KSB.

10.12 License Agreement between Saliva Diagnostic Systems, Inc. and Saliva Diagnostic Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1994 (the "1994 10-KSB")

21           List of Significant Subsidiaries, incorporated by reference to
             Exhibit 21.1 to the Form S-1.

23.1         Consent of Hollander, Gilbert & Company.

23.2         Consent of Bryan Cave LLP (included in Exhibit 5).*

---------------
* To be filed by amendment.

UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10 (a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by Registrant pursuant to Rule 424 (b)(1) or (4) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

RECENT SALES OF UNREGISTERED SECURITIES.

         In April 1995, the Company sold an aggregate of 4,545,000 shares of Common Stock to the following persons, in the amount set forth opposite their names below in consideration for an aggregate of approximately $2,200,000.

Name                                                         Number of Shares
-------------------------------------------------------  -----------------------
Wilshire Center Geriatrics                                               540,000
G&G Diagnostics LP                                                       100,000
Etek Electronics Corp.                                                   100,000
Oppenheimer & Co., as trustee for Joel Scheinbaum, M.D                   180,000
  Pension Plan
Joel Scheinbaum                                                          210,000
Gary Nathanson                                                            95,000
Barry Coe                                                                100,000
Jan Gilbert                                                              200,000
Harris Cahn Employee Retirement Plan                                     100,000
Ronald Lealos                                                            200,000
Richard Kalin                                                             50,000
Millard Zimet                                                             50,000
Douglas Becker                                                            50,000
Ceppos Group                                                             100,000
Dr. Mailman                                                               50,000
Frank Kohner                                                              50,000
Lynn Hargrave                                                             50,000
Havens Partners LP                                                        25,000
Peterson Machine Products Corp. Retirement Trust                          50,000
Alain Levi                                                               360,000
Slate Daiagi Realty Inc.                                                  50,000
Handcar Ltd. Pension Plan                                                100,000
John St. John                                                             40,000
Nora Eskes                                                                25,000
Brad Beidner                                                             100,000
George Stanton                                                            80,000
Reads Trust Co., Ltd.                                                    500,000
Stuart Miller                                                             50,000
Larry Saliterman                                                          50,000
Trinet International Fund                                                 25,000
Gerald Grayson                                                            50,000

Jim Furmston                                                              50,000
Yuan Lin                                                                 180,000
Umbria Ltd.                                                              300,000
Jeff Tipton                                                               50,000
Berman Group                                                              50,000
Stephen Horowitz                                                          50,000
Robert Shemian                                                            25,000

         In April 1995, the Company issued an option to purchase 100,000 shares of Common Stock to Dr. Chyang Fang, a former director and employee of the Company, in connection with the termination of Dr. Fang's employment contract with the Company.

         From October 1995 through November 1995, the Company issued 8% convertible debentures in an aggregate principal amount of $3,685,000 to the following persons pursuant to Regulation S under the Securities Act of 1933, as amended. These convertible debentures were ultimately converted into 7,901,380 shares of Common Stock.

                                                          Principal Amount
Name                                                 of 9% Convertible Debenture
---------------------------------------------------  ---------------------------
RBB Bank AG                                                     $850,000
Chumuel Lubkowski                                                200,000
Yacov Barber                                                     250,000
Panshore Services, SA                                            500,000
Tula Businesses                                                  500,000
International Entertainment Ventures, Ltd.                        60,000
Shulamit Pritzker                                                600,000
EBC Zurich AG                                                     50,000
Rafael Lapidus                                                   175,000
R. Gukovitzky                                                    200,000
Meritxell Ltd.                                                   100,000
Yechiel Herzl                                                    200,000

         In November 1995, the Company received gross proceeds of $300,000 from a private offering of its securities. The offering consisted of Units; each Unit cost $100,000 and contained 100,000 shares of Common Stock and warrants to purchase an additional 150,000 shares at an exercise price of 50% of the closing bid price of the shares of Common Stock as reported by NASDAQ on the date the holder elects to exercise his warrant. The persons to whom the Company sold the Units are as set forth below:

Name                                                             Number of Units
---------------------------------------------------------------  ---------------
Eugene Seymour                                                         1

Joel Scheinbaum                                                        1
Ronald Lealos                                                           .3
Brian Bramell                                                           .45
Gary Nathanson                                                          .125
George Stanton                                                          .125

         In April 1996, the Company issued to Whale Securities Co., L.P. ("Whale") warrants to purchase 1,000,000 shares of Common Stock for $1.00 per share, in settlement of a dispute between Whale and the Company. All of such warrants have been exercised.

         In May 1996, the Company issued 6,250 shares of Common Stock to each of Jack Wolff and Peter Lange, in full settlement of various claims Messrs. Wolff and Lange had against the Company.

         In March 1997, the Company sold $1,500,000 in principal amount of its 7.5% Convertible Debentures due February 28, 1999 (the "Debentures") to The Tail Wind Fund Ltd. Net cash proceeds to the Company were $1,375,000. Holders of the Debentures have the right to convert up to (i) 33 1/3% of the Debentures at any time from and after June 10, 1997, (ii) 66 2/3% of the Debentures at any time from and after July 9, 1997 and (iii) 100% of the Debentures at any time from and after August 8, 1997. The number of shares of Common Stock issuable upon conversion is determined by the conversion price defined in the Debentures as the lesser of 115% of the market price for a share of Common Stock at the time of issuance of the Debenture (i.e., $1.98375 per share) or 80% of the market price for a share of Common Stock at the time of conversion of the Debenture. In the event the current market price of the Common Stock falls below $0.70 per share, the Company may, at its option, redeem all or part of the Debentures for 125% of the principal amount of the Debenture plus all accrued and unpaid interest thereon.

         In March 1997, the Company issued to Grayson & Associates, Inc. a five-year warrant to purchase 89,552 shares of Common Stock for an exercise price of $1.34 per share in consideration of certain financial consulting services performed on behalf of the Company.

         Except for the sales pursuant to Regulation S, which were made in compliance with Regulation S, the sales of the aforementioned securities were made in reliance upon the exemption from the registration provisions of the Securities Act afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of these securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective Registration Statement under the Securities Act, or an exemption from such registration requirements. The Company placed stop transfer instructions with its transfer agent with respect to all such securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on May 7, 1997.

                                      SALIVA DIAGNOSTIC SYSTEMS, INC.

                                      By:  /s/ Kenneth J. McLachlan
                                           -------------------------------------
                                           Kenneth J. McLachlan
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                            Title                       Date
------------------------  ----------------------------------------  ------------

/s/ Kenneth J. McLachlan
------------------------  Director, President, Chief Executive      May 7, 1997
Kenneth J. McLachlan      Officer and Chief Financial Officer

/s/ David Barnes
------------------------  Director                                  May 7, 1997
David Barnes

/s/ Hans Vauthier
------------------------  Director                                  May 7, 1997
Hans Vauthier